UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

May 17, 2011 San Francisco, California

THE GAP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 17, 2011

10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters

Two Folsom Street

San Francisco, California 94105

ITEMS OF BUSINESS	•	Elect to the Board of Directors the ten nominees named in the attached Proxy Statement;

•	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 28, 2012;

•	Approve the Amendment and Restatement of The Gap, Inc. 2006 Long-Term Incentive Plan;

•	Hold an advisory vote on executive compensation as disclosed in these materials;

•	Hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

•	Transact such other business as may properly come before the meeting.

RECORD DATE	You must be a shareholder of record at the close of business on March 21, 2011 to vote at the Annual Meeting.

INTERNET AVAILABILITY	In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2010 Annual Report to Shareholders are available at: www.gapinc.com/annualmeeting

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

ADMISSION TO THE

ANNUAL MEETING	You are entitled to attend the Annual Meeting only if you were a Gap Inc. shareholder as of the close of business on March 21, 2011 or you hold a valid proxy for the Annual Meeting. Photo identification is required for admittance. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you, or similar evidence of ownership.

WEBCAST	You may listen to our Annual Meeting by webcast at www.gapinc.com (follow the Investors, Financial News and Events, Webcasts links)

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

April 5, 2011

THE GAP, INC.

TWO FOLSOM STREET

SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 17, 2011, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, 94105 and at any adjournment thereof.

This Proxy Statement will be first sent to shareholders on or about April 5, 2011. References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of the directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012;

FOR the approval of the Amendment and Restatement of The Gap, Inc. 2006 Long Term Incentive Plan;

FOR the approval of the overall compensation of the Company’s named executive officers; and

FOR the approval of a frequency of every year for an advisory vote on the overall compensation of the Company’s named executive officers.

We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, by fax or in person. We have also retained the services of Georgeson Shareholder Communications, Inc. to solicit the proxies of certain shareholders for the Annual Meeting. The cost of such services is estimated to be $8,000, plus reimbursement of out-of-pocket expenses.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

Notice of Internet Availability

We are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a “Notice of Internet Availability.” That notice contains instructions for accessing the materials and voting via the Internet. The notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2010 Annual Report to Shareholders are available at:

www.gapinc.com/annualmeeting

Webcast

We are offering an audio webcast of the Annual Meeting at www.gapinc.com. If you choose to listen to the webcast, go to our website at www.gapinc.com (follow the Investors, Financial News and Events, Webcasts links) shortly before the start of the meeting and follow the instructions provided. Please note that this webcast will be “listen only.” If you would like to vote, ask questions, or otherwise interact with the meeting participants, you will need to attend the meeting in person. The webcast will be recorded and available for replay on www.gapinc.com for 30 days following the Annual Meeting.

Shareholders with the Same Last Name and Address

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our Notice of Internet Availability or the annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our transfer agent Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or by calling (651) 450-4104. Similarly, you may also contact our transfer agent if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you are a shareholder of record (your shares are in your name and not held in a brokerage account) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call (651) 450-4104 .

If you hold your shares in “street name,” (your shares are held in a brokerage account), you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Vote Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

Voting Securities and Voting Rights

Our only outstanding voting securities are our shares of common stock, of which 582,680,075 shares were outstanding at the close of business on March 21, 2011. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors by shareholders will be determined by a majority of the votes of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the election of directors. Pursuant to the Company’s bylaws, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Nominating Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

With respect to the vote on the frequency of the advisory vote on the overall compensation of the Company’s named executive officers, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors or the vote on the frequency of the advisory vote on the overall compensation of the Company’s named executive officers.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

Other Business

We received notice, dated February 1, 2011, of a shareholder proposal regarding ending trade in Sri Lanka. This proposal was received after the December 7, 2010 deadline for submission of proposals to be included in this Proxy Statement. To the extent that this proposal is raised at the Annual Meeting, the proxyholders will use their discretionary authority to vote against it.

If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 17, 2011, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

Proposals of Shareholders

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2012, the Company’s Corporate Secretary must receive it no later than December 7, 2011. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2012 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 17, 2012, and no earlier than January 18, 2012 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2011 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC. If a shareholder fails to submit the notice by February 17, 2012, then the proposed business would not be considered at our Annual Meeting in 2012 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2012 as to which the proponent fails to notify us on or before February 17, 2012. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR APPROVAL

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance and Nominating Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Adrian D. P. Bellamy, age 69.

Director since 1995.

Non-Executive Chairman of Williams-Sonoma, Inc. since May 2010. Non-Executive Chairman of Reckitt Benckiser Plc., a home products company, since 2003. Executive Chairman of the Body Shop International Plc., a personal care retailer, from 2006 to March 2008. Chairman of the Body Shop International Plc, from 2002 to 2006.

As the former chief executive officer of two retail companies, including DFS Group Limited, a private retailing company, and a director on the board of a total of six public companies, two of which he serves as chairman and one of which he currently serves as a director, Mr. Bellamy has extensive global experience regarding all aspects of the operations of large public companies, including companies in the retail industry.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Domenico De Sole, age 67.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. President and Chief Executive Officer of Gucci Group NV, 1995-2004. Director of Newell Rubbermaid Inc. Former director of The Proctor & Gamble Company, 2001-2005, Delta Air Lines, Inc., 2005-2007, and Telecom Italia, 2004-2008.

As the former chief executive officer of a retailer and the current chairman of a retailer, Mr. De Sole has many years of global experience as a senior executive in the retail industry. In addition, as a former director of The Proctor & Gamble Company, he has insight into the global consumer goods market.

Robert J. Fisher, age 56.

Director since 1990.

Managing Director, Pisces, Inc., an investment group, since March 2010. Interim President and Chief Executive Officer of Gap Inc., January 2007-August 2007. Non-executive Chairman of Gap Inc., 2004-August 2007. Executive of Gap Inc., 1992-1999. Various positions with Gap Inc., 1980-1992. Former director of Sun Microsystems, Inc., 1995-2006.

Mr. Fisher has extensive retail experience, including experience specific to Gap Inc. as a result of his many years serving in a variety of high-level Gap Inc. positions, including Chief Operating Officer, President of Gap Division, Chairman of the Board, and interim President and Chief Executive Officer.

William S. Fisher, age 54.

Director since 2009.

Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Various positions with Gap Inc., 1986-1998.

Mr. Fisher brings extensive global retail experience to the Board as a result of his years serving in a variety of high-level Gap Inc. positions, including President of the International Division, as well as his service on the boards of a number of private retail companies, including Space NK and Diptyque.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Bob L. Martin, age 62.

Director since 2002.

Lead Independent Director since 2003. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant, 1999-2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., 1984-1999. Director of Conn’s Inc. and SolarWinds, Inc. Former director of Dillards, Inc., 2003-2004, Edgewater Technology, Inc., 1999-2005, Furniture Brands International, Inc., 2003-2010, Guitar Center, 2004-2007, and Sabre Holdings Corporation, 1997-2007.

Mr. Martin has over 35 years of work experience in the retail industry. As the former chief executive officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., during which he ran operations in 12 countries across 4 continents, Mr. Martin acquired extensive global governance experience. As the former executive vice president and chief information officer for Wal-Mart Stores, Inc., Mr. Martin has extensive insight into the area of IT and supply chain capabilities and strategies for a retail company.

Jorge P. Montoya, age 64.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of The Kroger Co. Former director of Rohm & Haas Company, 1996-2007.

Mr. Montoya spent over 30 years working for The Proctor & Gamble Company, during which time he acquired extensive experience in management, international growth, consumer products, and marketing.

Glenn K. Murphy, age 49.

Director since 2007.

Chairman and Chief Executive Officer of Gap Inc. since August 2007. Chairman and Chief Executive Officer of Shoppers Drug Mart, a drugstore chain, 2001-2007.

As a result of his service as Gap Inc.’s Chairman and Chief Executive Officer, as well as his service in senior (including chief executive officer) positions at other large retail companies, Mr. Murphy has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies face.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Mayo A. Shattuck III, age 56.

Director since 2002.

Chairman of Constellation Energy Group, an energy company, since 2002. President and Chief Executive Officer of Constellation Energy Group since 2001. Director of Capital One Financial Corporation.

Mr. Shattuck’s experience on the board of directors of two other public companies, along with his experience as the former chief executive officer of an investment bank and as the current chief executive officer of Constellation Energy Group, provides him with extensive knowledge of a number of important areas, including leadership, finance, risk assessment, compliance and governance.

Katherine Tsang, age 53.

Director since 2010.

Chairperson of Greater China Standard Chartered Bank since 2009. Chairperson of Standard Chartered Bank (Taiwan) since 2009. Chairperson of Standard Chartered Bank (Hong Kong) since January 2011. Chief Executive Officer, China of Standard Chartered Bank (Hong Kong) from 2005 to 2009. Director of Baoshan Iron & Steel Co. Limited.

Ms. Tsang possess over two decades of work experience in the global banking industry, including senior executive positions at Standard Chartered Bank and service on the boards of three Standard Chartered Bank subsidiaries, which has provided her with extensive financial and consumer expertise. In addition, as the first woman and China native at Standard Chartered Bank to be appointed as a regional head of human resources, Ms. Tsang brings significant experience in management and international growth to the Board.

Kneeland C. Youngblood, age 55.

Director since 2006.

Founding partner of Pharos Capital Group, LLC, a private equity firm, since 1998. Director of Starwood Hotels & Resorts Worldwide, Inc. Former director of Burger King Holdings, Inc., 2004-2010.

Mr. Youngblood’s experience on the board of another consumer-facing public company and private companies, along with his experience working with a number of companies as the founding partner of a private equity firm, gives him a wide range of experience in a number of industries.

Robert J. Fisher and William S. Fisher are brothers. Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links).

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links).

Director Independence

The Board of Directors has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Adrian D. P. Bellamy	William S. Fisher	Mayo A. Shattuck III
Domenico De Sole	Bob L. Martin	Katherine Tsang
Robert J. Fisher	Jorge P. Montoya	Kneeland C. Youngblood

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to Robert and William Fisher, the Board considered the following factors: (i) their prior service as officers of the Company; (ii) they are sons of the Company’s founders, Doris Fisher and Donald Fisher; (iii) Donald Fisher’s position as an executive officer of the Company prior to his passing in September 2009; (iv) the overall share ownership position of the Fisher family; (v) the lease agreements with Doris Fisher for the display of her personal art collection (further described on page 63); and (vi) the prior share repurchase agreements with members of the Fisher family (further described on page 63). After consideration of these factors, the Board concluded that there is no material relationship between the Company and Robert and William Fisher that would impact their independence under NYSE rules.

Board Leadership Structure

Our Company is led by Glenn Murphy, who has served as our Chairman and Chief Executive Officer (“CEO”) since August 2007. We believe that having Mr. Murphy act in both these roles is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Mr. Murphy act in both these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

We also believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:

•	Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Murphy are independent.

•

One of our independent directors acts as our Lead Independent Director. The Lead Independent Director leads each independent director session of the Board. He or she also serves as a liaison between the Chairman and the independent directors, approves certain information sent to the Board, and provides input to and approves meeting schedules and agendas. The Lead Independent Director is appointed by the independent directors annually. Bob L. Martin currently serves as our Lead Independent Director.

•	At each regularly scheduled Board meeting, all independent directors are scheduled to meet in an executive session without the presence of any management directors.

•

The charters for each of our standing committees of the Board (Audit and Finance, Compensation and Management Development, and Governance and Nominating) require that all of the members of those committees be independent.

We believe that the combined role of Chairman and CEO, together with the significant responsibilities of our Lead Independent Director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Risk Oversight

Board Oversight of Risk

The Board has an active role in overseeing the management of the Company’s risks. Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk, including strategic, operational, compliance, financial, and reputational risks. The assessment process is designed to gather data regarding the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews with key executives and Board members, review of critical Company strategies and initiatives, and monitoring of emerging industry trends and issues. The assessment is reviewed by the Company’s CEO, Chief Financial Officer (“CFO”), and Chief Compliance Officer and presented to the Board to facilitate discussion of high risk areas. It provides the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial and compliance risks, and the Compensation and Management Development Committee sets employee incentives with the goal of encouraging an appropriate level of risk-taking, consistent with the Company’s business strategies.

Compensation Risk Assessment

Our management conducted a comprehensive overall review of each of the Company’s compensation policies and practices for the purpose of determining whether any of those policies and practices are reasonably likely to have a material adverse effect on the Company. As a part of this review, each of the Company’s compensation policies and practices were compared to a number of specific factors that could potentially increase risk, including the specific factors that the SEC has identified as potentially triggering disclosure. The Company balanced these factors against a variety of mitigating factors. Examples of some of the mitigating factors are (i) compensation policies and practices are structured similarly across business units; (ii) the risk of declines in performance in our largest business units is well understood and managed; (iii) incentive compensation expense is not a significant percentage of any significant unit’s revenues; (iv) for executives, a significant portion of variable pay is delivered through long-term incentives which carry vesting schedules over multiple years; (v) a mix of compensation vehicles is used; (vi) stock ownership requirements for executives are in place; (vii) significant incentive plans are capped at all levels; (viii) threshold levels of performance must be achieved for the bulk of variable pay opportunities; and (ix) a clawback policy with respect to financial restatements is in place. Management’s assessment was also presented to the Company’s Chief Compliance Officer and the Chair of the Board’s Compensation and Management Development Committee. As a result of management’s review, the Company determined that its policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met seven times during fiscal 2010. The Board of Directors has three standing committees: the Governance and Nominating Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, each described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside formal meetings.

The independent directors are typically scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Mr. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chairman and CEO, as appropriate.

Governance and Nominating Committee

The Board’s Governance and Nominating Committee is composed solely of independent directors, as defined under NYSE rules. The Committee met five times in fiscal 2010.

The members of the Governance and Nominating Committee are: Adrian D. P. Bellamy, Bob L. Martin (chair), and Mayo A. Shattuck III. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Nomination of Directors

The Governance and Nominating Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman and CEO or chair of the Committee.

The Committee engages third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

The Committee will also consider director nominees recommended by shareholders. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2012, the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 17, 2012, and no earlier than January 18, 2012 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2011 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the SEC (including information regarding the director nominee’s experience, qualifications, attributes and/or skills), the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 17, 2012, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2012 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Qualifications and Diversity of Board Members

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, leadership, reputation, and ability to understand the Company’s business. The Board believes that this diversity, including differences in backgrounds, qualifications, experiences, and personal characteristics, including gender and ethnicity/race, is important to the effectiveness of the Board’s oversight of the company. Accordingly, this diversity is a factor that is considered in the identification and recommendation of potential director candidates. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

Evaluation of Directors

The Governance and Nominating Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee discusses opportunities and agrees upon plans for improvement as appropriate and reports the results annually to the Board. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under SEC and NYSE rules. The Committee met nine times in fiscal 2010.

The members of the Audit and Finance Committee are Jorge Montoya, Mayo A. Shattuck III (chair), and Kneeland C. Youngblood. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Audit Committee Financial Expert

Our Board of Directors has determined that the Audit and Finance Committee has one member who is an “audit committee financial expert” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Mr. Shattuck who is an “independent” director as determined under applicable New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under SEC and NYSE rules. The Committee met six times in fiscal 2010.

The members of the Compensation and Management Development Committee are Adrian D. P. Bellamy (chair), Domenico De Sole, and Bob L. Martin. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention, and succession plans. The Committee has delegated authority, within defined parameters, to the CEO or Committee Chair to approve grants of stock units to employees below the Vice President level (see the “Long-Term Incentive Grant Practices” section on page 44 for more details).

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the “Role of the CEO and Compensation Consultant” section on page 38 for more details).

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. Bellamy, De Sole, and Martin served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2010, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our board members.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director, and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our director nominees attended our 2010 Annual Meeting except Ms. Tsang, who was appointed to the Board of Directors in August 2010 after our 2010 Annual Meeting.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock of the Company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described on page 45. Our insider trading policy prohibits speculation in Gap Inc. stock, including prohibiting short sales, and prohibits directors from entering into transactions intended to hedge their ownership interest in the Company’s stock.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to board@gap.com; and

•

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls, or auditing concerns to our Global Integrity and Compliance department by confidential email to global_integrity@gap.com or through our Code Hotline (866) GAP-CODE. Callers from outside North America must dial their country’s AT&T Direct Access Code, then our Code Hotline. Code Hotline calls are answered by a live operator from an outside company, and are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Global Integrity & Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees, and committee chair retainer we paid to our non-employee directors in fiscal 2010:

Fiscal Year 2010 Director Compensation
Annual Retainer	$70,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000
Compensation and Management Development Committee	20,000
Governance and Nominating Committee	10,000
Additional Annual Retainer for Lead Independent Director	20,000
Fee per Board Meeting (1)	—
Fee per regularly scheduled Committee Meeting	1,500

Footnotes
(1)

Non-employee directors who reside primarily outside of North America receive a fee of $2,000 for attendance at each Board and/or committee meeting requiring travel to the United States, in addition to the committee meeting fee.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

Equity Compensation

Non-employee directors receive the following under our 2006 Long-Term Incentive Plan:

•	Each new non-employee director automatically receives stock units with an initial value of $125,000 based on the then-current fair market value of the Company’s common stock.

•

Each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $125,000 at the then-current fair market value of the Company’s common stock; provided that the value of the first annual stock unit grant for newly-appointed non-employee directors (i.e., non-employee directors who were appointed after the Company’s last annual shareholders meeting) is prorated based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders meeting are granted on the date of appointment. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of a non-employee director.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

Directors and their spouses are eligible to receive discounts on our merchandise in accordance with the Gap Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Deferred Compensation Plan (“DCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to the participant’s choice of approved investment funds. Non-employee director deferrals are not matched, and above-market or preferential interest rate options are not available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2010, Mr. Murphy, our Chairman and CEO, had an annual matching limit of $100,000. The annual limit for non-employee directors was $15,000 under the Gift Match Program. Mr. Murphy, as an employee, is also eligible to participate in our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal 2010, which ended January 29, 2011.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Adrian D.P. Bellamy	105,000	124,992	0	0	21,547	14,750	266,289
Domenico De Sole	77,500	124,992	0	0	0	15,000	217,492
Robert J. Fisher	70,000	124,992	0	0	0	15,000	209,992
William S. Fisher	70,000	77,042	0	0	0	15,000	162,042
Bob L. Martin	115,000	124,992	0	0	0	10,000	249,992
Jorge P. Montoya	88,500	124,992	0	0	0	6,500	219,992
James M. Schneider	58,500	124,992	0	0	0	0	183,492
Mayo A. Shattuck III	106,500	124,992	0	0	0	15,000	246,492
Katherine Tsang	39,000	124,997	0	0	0	0	163,997
Kneeland C. Youngblood	82,000	124,992	0	0	0	0	206,992

Footnotes
(1)

Glenn K. Murphy was compensated as our CEO and received no additional compensation as our Chairman or as a Director. Mr. Murphy’s compensation is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 49.

Mr. Schneider resigned from the Board of Directors effective October 8, 2010.

Ms. Tsang joined the Board of Directors effective August 16, 2010.

(2)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2010, computed in accordance with FASB ASC 718. All stock awards reported in this column were granted in fiscal 2010. The following directors had outstanding stock awards as of fiscal 2010 year-end: Mr. Bellamy (23,345), Mr. De Sole (23,209), Mr. Robert Fisher (29,104), Mr. William Fisher (7,839) Mr. Martin (17,450), Mr. Montoya (17,450), Mr. Shattuck (17,450), Ms. Tsang (7,090), and Mr. Youngblood (17,450). For the period during which the payment of these units is deferred (see page 15), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 8, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2011 for the relevant assumptions used to determine the valuation of our stock awards.

(3)	No stock options were granted to our directors in fiscal 2010. The following directors had outstanding option awards as of fiscal 2010 year-end: Mr. Bellamy (39,043), Mr. De Sole (22,500), Mr. Robert Fisher (35,980), Mr. Martin (15,000), Mr. Montoya (26,565), and Mr. Shattuck (38,410).

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 16.

(5)	This column represents any Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” on page 16.

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interest of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 29, 2011 and January 30, 2010 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”).

Fiscal Year 2010 and 2009 Accounting Fees
Fees (see notes below)	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$4,119,000	$4,216,000
Audit-Related Fees	185,000	169,000
Tax Fees	12,000	123,000
All Other Fees	4,000	4,000
Total	$4,320,000	$4,512,000

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases, capital verification reports, and consents for registration statements.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above. In fiscal 2010 and fiscal 2009, this category included licensing fees related to accounting research software.

The Audit and Finance Committee has a policy to pre-approve all services performed by our independent registered public accounting firm. This policy requires that all services performed by Deloitte & Touche, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, with any such services reported to the entire Audit and Finance Committee at the next scheduled meeting.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 29, 2011 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Jorge P. Montoya

Kneeland C. Youngblood

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — Approval of the Amendment and Restatement of The Gap, Inc. 2006 Long-Term Incentive Plan

We are requesting that shareholders approve the amendment and restatement of our 2006 Long-Term Incentive Plan (the “2006 Plan”), to be known upon approval as the 2011 Long-Term Incentive Plan (the “2011 Plan”). Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) requires that shareholders approve the material terms of the 2011 Plan at least every five years. The 2006 Plan was most recently approved by the Company’s shareholders at the 2006 Annual Meeting of Shareholders. Therefore, the Company is asking shareholders to approve the 2011 Plan in order to satisfy Section 162(m) and also to adopt other changes described below in this proposal.

The amendment and restatement of the 2011 Plan was adopted by the Board of Directors on February 17, 2011, subject to shareholder approval. Approval of the 2011 Plan requires the affirmative vote of a majority of the shares of our common stock (“Shares”) that are present in person or by proxy at the Annual Meeting and entitled to vote on this matter. If the shareholders approve the 2011 Plan, it will replace the current version of the 2006 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. 2006 LONG-TERM INCENTIVE PLAN.

General

The primary purpose for this request is to satisfy Section 162(m) as described above and to make the following material changes to the 2006 Plan:

(1) Increase the number of Shares authorized for issuance under the 2011 Plan by the sum of 25,000,000;

(2) Provide that the number of Shares that remain available for issuance under the 2011 Plan will be reduced by two Shares, instead of three Shares under the 2006 Plan, for each Share issued pursuant to an award other than an option or stock appreciation right;

(3) Provide that any option or stock appreciation right settled in cash (rather than Shares) will result in the reduction of the number of Shares available for issuance under the 2011 Plan by the number of Shares having a fair market value equal to the cash delivered on the date of settlement;

(4) Modify the performance goals and adjustments thereto that may be used under the 2011 Plan;

(5) Require shareholder approval before implementing a program providing for the repurchase of outstanding and unexercised stock options or stock appreciation rights whether in the form of a cash payment or otherwise;

(6) Delete a provision permitting the exchange, without shareholder approval, of outstanding awards for different types of awards and/or cash having a total value equal to or less than the exchanged award; and

(7) Revise the per participant fiscal year limit on awards of stock units, performance units or performance shares.

We believe strongly that the approval of the 2011 Plan is essential to our success. Our employees are our most valuable assets. Stock options and other awards such as those provided for under the 2011 Plan are vital to our ability to attract and retain outstanding and highly skilled employees, especially in the extremely competitive market in which we must compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

The proposed modifications to the 2011 Plan are designed to allow the Company to continue to attract, retain and motivate people whose skills and performance are critical to the Company’s success, while giving shareholders greater input over use of the 2011 Plan. Some of the proposed changes to the 2011 Plan will restrict use of the 2011 Plan and reinforce our commitment to practices that we believe constitute higher standards for the markets in which we operate. We will continue to monitor the environment in which we operate and make changes to our equity compensation program to help us meet our goals, including achieving long-term shareholder value.

Material Features of the 2011 Plan

The following is a summary of the material features of the 2011 Plan and its operation. This summary does not purport to be a complete description of all of the provisions of the 2011 Plan and is qualified in its entirety by reference to the 2011 Plan, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

Purpose

The purpose of the 2011 Plan is to permit grants of stock options, stock appreciation rights, restricted stock, unrestricted stock, performance units, performance shares, and stock units (collectively, “Awards”) to eligible participants. The 2011 Plan is intended to provide incentives to further the growth and profitability of the Company and to encourage stock ownership on the part of (1) employees of the Company and its affiliates, (2) consultants and others who provide significant services to the Company and its affiliates (“consultants”), and (3) directors of the Company who are employees of neither the Company nor any of its affiliates (“non-employee directors”). The 2011 Plan also is intended to permit the payment of qualified performance-based compensation under Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, the Company cannot guarantee that Awards made under the Plan that are intended to qualify as performance-based compensation under Section 162(m) will in fact so qualify.

Eligible Participants

Employees, consultants and non-employee directors are eligible to be selected to receive one or more different types of Awards. However, incentive stock options (which are entitled to favorable U.S. federal tax treatment) may be granted only to employees of the Company or any subsidiary of the Company at the time of grant. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee retains the discretion to select the participants.

Administration

The 2011 Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the “Committee”). The Committee will consist of two or more directors who qualify as “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that the Company can be eligible to receive a federal tax deduction for certain compensation paid under the 2011 Plan).

Subject to the terms of the 2011 Plan, the Committee has the discretion to select the employees, consultants and non-employee directors who will be granted Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and to construe and interpret the provisions of the 2011 Plan and outstanding Awards. Notwithstanding the foregoing, Awards granted to non-employee directors shall be subject to Board approval if so required by the Committee Charter. In addition, the Committee may not reprice Awards or exchange Awards for other Awards, cash or a combination thereof, without the approval of the shareholders. The Committee may delegate all or any part of its authority to one or more directors or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company.

If an Award expires or is canceled, forfeited or repurchased by the Company for any reason, the unvested or cancelled number of Shares that were subject to the Award (plus the number of additional Shares, if any, that counted against the share pool using the share counting rule in effect at the time the Award was granted) generally will be returned to the available pool of Shares reserved for issuance under the 2011 Plan. Except for shares of restricted stock that are forfeited (rather than vesting), Shares actually issued under the 2011 Plan or withheld to pay the exercise price of an Award or to satisfy tax withholding obligations with respect to an Award will not be returned to the 2011 Plan and will not be available for future issuance under the 2011 Plan. Also, if the Company experiences a dividend or other distribution, merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, reverse stock split, split-up, spin-off, Share combination, repurchase, or exchange of Shares or other securities of the Company, other significant corporate transaction or other change affecting the Shares, the Committee shall, as it deems appropriate, equitably adjust the number, kind and class of securities reserved for issuance under the 2011 Plan, the number, kind, class, and price of securities subject to outstanding Awards and the per-person numerical limits on Awards to reflect the stock dividend or other change.

Performance Goals

Awards under the 2011 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) for Awards intended to be qualified performance-based compensation thereunder. To the extent that performance conditions under the 2011 Plan are applied to awards intended to be qualified performance-based compensation under Section 162(m), such performance conditions shall be based on an objective formula or standard utilizing one or more of the following objectively defined and non-discretionary factors pre-established by the Committee in accordance with Section 162(m): (1) comparable store sales growth, (2) earnings, (3) earnings per share, (4) return on equity, (5) return on net assets, (6) return on invested capital, (7) gross sales, (8) net sales, (9) net earnings, (10) free cash flow, (11) total shareholder return, (12) stock price, (13) gross margin, (14) operating margin, (15) market share, (16) inventory levels, (17) expense reduction, and (18) employee turnover (each, a “Performance Goal”) and any combination of the Performance Goals.

As determined by the Committee, the Performance Goals may, to the extent consistent with the performance-based compensation exception under Section 162(m), (a) differ from participant to participant and from award to award, (b) be based on the performance of the Company as a whole or the performance of a specific participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index).

In addition, the impact of objectively defined and non-discretionary items (includable in one or more of the following categories) may be taken into account in any manner preestablished by the Committee in accordance with Section 162(m) when determining whether a Performance Goal has been attained: (1) changes in generally accepted accounting principles (“GAAP”); (2) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (3) the sale of investments or non-core assets; (4) discontinued operations, categories or segments; (5) legal claims and/or litigation and insurance recoveries relating thereto; (6) amortization, depreciation or impairment of tangible or intangible assets; (7) reductions in force or early retirement programs; (8) investments, acquisitions or dispositions; (9) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (10) natural catastrophes; (11) currency fluctuations; (12) stock based compensation expense; (13) early retirement of debt; (14) conversion of convertible debt securities; and (15) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

Stock Option Awards

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2011 Plan, the Committee may grant nonqualified stock options and/or incentive stock options. The number of Shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options covering more than 18,000,000 Shares. The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the Shares covered by the option. The exercise price of incentive stock options shall not be less than 110% of fair market value if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The total fair market value of the Shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000.

Options become exercisable and terminate at the times and on the terms established by the Committee, but options generally may not expire later than ten years after the date of grant (such term to be limited to five years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries). If the participant terminates service before his or her option’s normal expiration date, the Option may terminate sooner than its normal expiration date, depending upon the reason for the termination.

The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, by cashless or “net” exercise, or by any other means that the Committee determines to provide legal consideration for the Shares and is consistent with the 2011 Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Stock Appreciation Right Awards

Stock appreciation rights (“SARs”) are Awards that give a participant the right to receive payment from the Company in an amount equal to: (1) the excess of the fair market value of a Share on the date of exercise over the exercise price, multiplied by (2) the number of Shares with respect to which the SAR is exercised. SARs may be granted as a separate Award or together with an option. Proceeds from SAR exercises may be paid in cash or Shares, as determined by the Committee. The number of Shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 18,000,000 Shares.

Awards of SARs may be granted in connection with all or any part of an option or may be granted independently of options. The Committee determines the terms and conditions of each SAR. However, the exercise price of a SAR may not be less than 100% of the fair market value of a Share on the grant date. SARs expire at the times established by the Committee, but subject to the same maximum time limits as are applicable to options granted under the 2011 Plan.

Restricted and Unrestricted Stock Awards

Restricted stock awards are shares of the Company’s common stock which vest in accordance with terms established by the Committee in its discretion. Unrestricted stock awards are shares of the Company’s common stock that have no restrictions such as vesting terms. The number of Shares of restricted and unrestricted stock granted to any employee or consultant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 2,000,000 Shares.

In determining the vesting schedule for any Award of restricted stock, the Committee may impose whatever conditions to vesting it determines to be appropriate. For example, the Committee may (but is not required to) provide that restricted stock will vest only if one or more performance objectives are satisfied and/or only if the participant remains employed with the Company for a specified period of time. If the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” above for more information).

Unless the Committee determines otherwise, Shares of restricted stock will be held by the Company as escrow agent until any restrictions on the Shares have lapsed. The Committee may accelerate the time at which any restriction may lapse or be removed.

On the date set forth in the Award agreement, all unvested restricted stock will be forfeited to the Company.

Stock Unit, Performance Unit, and Performance Share Awards

Stock units, performance units, and performance shares are Awards in which amounts are credited to a bookkeeping account established for the participant. A stock or performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a Share on the date of grant. The number of stock units, performance units or performance shares granted to any employee or consultant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted stock units, performance units or performance shares having, in the aggregate, a grant date value (assuming maximum payout) greater than $20 million or covering more than 2,000,000 Shares, whichever is greater.

Whether a stock unit, performance unit or performance share Award actually will result in a payment to a participant will depend upon the extent to which the performance objectives, if any, established by the Committee are satisfied and the vesting criteria, if any, are met. The applicable performance objectives, vesting criteria and all other terms and conditions of the Award will be determined at the discretion of the Committee and may be based upon the achievement of Company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Committee. In order for an Award of performance units, performance shares or stock units to qualify as “performance-based” compensation under Section 162(m), the Committee must use one or more of the Performance Goals that are discussed above.

After a stock unit, performance unit or performance share Award has vested (that is, after any applicable performance objective(s) have been achieved and/or any applicable vesting criteria satisfied), the participant will be entitled to a payment of cash and/or Shares, as determined by the Committee.

However, upon grant of an Award of performance shares, performance units or stock units, the Committee may set terms and conditions for deferral of payment of an Award of performance shares, performance units or stock units. The deferral period will be fixed by the Committee on the date of grant and any Award may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

On the date set forth in the Award agreement, all unearned or unvested performance shares, performance units or stock units will be forfeited to the Company.

Nontransferability of Awards

Awards granted under the 2011 Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. If permitted by the Committee (at its discretion), a participant may designate one or more beneficiaries to receive any vested but unpaid Awards following his or her death. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award granted on or after January 24, 2006, to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

Plan Benefits

As described above, the number of Awards (if any) that an individual may receive under the 2011 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2011 Plan. The following table sets forth (1) the total number of Shares subject to stock options granted under the 2006 Plan to the listed persons and groups during the last fiscal year of the Company, (2) the average per Share exercise price of such options, (3) the total number of restricted stock units granted under the 2006 Plan to the listed persons and groups during the last fiscal year of the Company, (4) the dollar value of such restricted stock units based on $21.91 per Share, the last reported trade price for Shares on March 21, 2011, (5) the total number of performance units granted under the 2006 Plan to the listed persons and groups during the last fiscal year of the Company, (6) the dollar value of such performance units based on $21.91 per Share, the last reported trade price for Shares on March 21, 2011, (7) the total number of performance shares granted under the 2006 Plan to the listed persons and groups during the last fiscal year of the Company, and (8) the dollar value of such performance shares based on $21.91 per Share, the last reported trade price for Shares on March 21, 2011.

2011 Long-Term Incentive Plan

Name and Principal Position	Number of Stock Options Granted	Average Per Share Exercise Price of Stock Options	Number of Restricted Stock Units	Dollar Value of Restricted Stock Units	Number of Performance- Based Awards (2)	Dollar Value of Performance- Based Awards
Glenn Murphy Chairman and Chief Executive Officer	N/A	N/A	N/A	N/A	750,000	$16,432,500
Sabrina Simmons EVP and Chief Financial Officer	100,000	$23.07	N/A	N/A	149,336	$3,271,952
Marka Hansen Former President, Gap North America (1)	90,000	$23.07	N/A	N/A	131,526	$2,881,735
Arthur Peck President, Gap North America	100,000	$23.07	N/A	N/A	151,810	$3,326,157
J. Tom Wyatt President, Old Navy	120,000	$23.07	N/A	N/A	195,056	$4,273,677
All executive officers as a group	545,000	$23.07	25,000	$547,750	1,680,724	$36,824,663
All directors, excluding executive officers, as a group	N/A	N/A	65,035	$1,424,917	N/A	N/A
All employees, excluding executive officers, as a group	1,839,553	$22.89	2,411,307	$52,831,736	1,059,761	$23,219,364

Footnotes
1.	Ms. Hansen ceased to be an executive officer of the Company in February 2011.

2.

For awards in this column, the number of shares represent the maximum number of shares that could be issued under performance-based awards. Please refer to the Compensation Discussion and Analysis section and the Grants of Plan-Based Awards table in this Proxy Statement for additional details on these awards.

U.S. Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences to U.S. taxpayers and the Company of Awards under the 2011 Plan. Tax consequences for any particular individual may be different. Participants should consult with their own tax advisors for more detailed information on how Awards will be taxed in their particular circumstances.

Nonqualified Stock Options and SARs

No amount is included in the taxable income of a participant when a nonqualified stock option or SAR is awarded or vests. Upon exercise of a nonqualified stock option, a participant will recognize ordinary income equal to the difference between the fair market value of the Shares received and the exercise price. Upon exercise of a SAR, a participant will recognize ordinary income equal to the amount of cash received and the fair market value of any Shares received from the Company (before tax withholding). Any additional gain or loss recognized upon a later sale or other disposition of the acquired Shares is generally taxed as capital gain or loss.

Incentive Stock Options

No amount is included in the taxable income of a participant when an incentive stock option is granted or exercised. However, the participant may be subject to the alternative minimum tax in the year of exercise because the difference between the fair market value of the Shares received and the exercise price is included in the amount of the participant’s alternative minimum taxable income for that year. If the participant exercises the option and then sells the acquired Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and sells the acquired Shares before the end of the two- or one-year holding periods, however, the difference between the fair market value of the stock on the date of the option exercise and the exercise price is taxed as ordinary income. If the value of the Shares has decreased following the option exercise, the participant’s ordinary income is limited to the difference between the sale price and the exercise price. If the value of the Shares has increased following the option exercise, the difference between the fair market value of the Shares at the time of exercise and the sale price is taxed as capital gain.

Restricted Stock, Unrestricted Stock, Stock Units, Performance Units and Performance Shares

No amount is included in the taxable income of a participant upon receipt of restricted stock, stock units, performance units, or performance shares if such Awards are subject to vesting requirements. The participant will generally recognize ordinary income upon vesting and payout of the restricted stock, stock units, performance units or performance shares. In the case of stock units, performance units, or performance shares, if the Committee has set terms and conditions for the deferral of payment of the Award following the time of vesting, the participant will recognize ordinary income at the time of such payment. Alternatively, with respect to restricted stock, a participant may elect under Code Section 83(b) to be taxed at the time of the Award. An election under Section 83(b) must be filed with the Internal Revenue Service (with a copy to the Company) within 30 days after the date of the Award. A participant receiving unrestricted stock will recognize income at the time of the Award. With respect to restricted stock and unrestricted stock, the amount of ordinary income recognized by the participant will be equal to the fair market value of the Shares at the time income is recognized minus any amount paid for the Shares. With respect to stock units, performance units or performance shares, the amount of ordinary income will be equal to the amount of cash and/or the fair market value of Shares (at the time income is recognized) that the participant receives from the Company (before tax withholding) minus any amount paid for the Shares. In general, any gain or loss recognized upon sale of the Shares thereafter will be taxed as a capital gain or loss.

Tax Effect on the Company

The Company generally will be entitled to a tax deduction in connection with an Award made under the 2011 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, when a participant exercises a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and the Company’s other three most highly compensated executive officers (other than the Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these executive officers will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation paid in excess of $1 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the 2011 Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2011 Plan has been designed with the intention that the Committee may grant Awards that qualify as “performance-based compensation” for purposes of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, the Company cannot guarantee that Awards made under the Plan that are intended to qualify as performance-based compensation under Section 162(m) will in fact so qualify.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2011 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Amendment and Termination

The Board generally may amend or terminate the 2011 Plan at any time and for any reason. However, no amendment, suspension or termination may impair the rights of any participant in the 2011 Plan without his or her consent. Amendments will be contingent on shareholder approval if required by applicable law.

Summary

We are requesting that shareholders approve the 2011 Long-Term Incentive Plan. We believe that employees with an ownership stake in our business become highly motivated to achieve our corporate goals and increase long-term shareholder value. The proposed changes are necessary for us to attract and retain the best employees in our industry — the people who will drive the future success of the Company and create long-term value for you, our shareholders.

PROPOSAL NO. 4 — Advisory Vote on the Compensation of The Gap, Inc.’s Named Executive Officers

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing shareholders with an advisory (non-binding) vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of The Gap, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure pursuant to Item 402 of Regulation S-K, set forth in the Proxy Statement for this Annual Meeting.”

The Board and the Compensation and Management Development Committee, which is comprised entirely of independent directors, expect to take into account the outcome of the shareholders’ non-binding advisory vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant positive or negative voting results.

As described in detail under the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide the level of compensation necessary to attract, motivate, and retain talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing shareholder value and creating a successful company. We believe that our compensation program, with its balance of short-term incentives, long-term incentives and share ownership requirements, rewards sustained performance that is aligned with long-term shareholder interests and reflects our ongoing governance principles. For example:

•	Our compensation programs are heavily weighted toward performance with limited perquisites, no supplemental executive retirement plan (SERP), and conservative severance benefits.

•	We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

•	We have executive stock ownership requirements and an incentive compensation recoupment (“clawback”) policy covering our executives.

•	None of our executives are entitled to tax gross-up payments other than relocation related payments that are also generally available to other employees.

•	We have not re-priced stock options nor do we intend to without seeking shareholder approval.

•	We have no incentive compensation arrangements for executives that create potential material risk for the Company, based on a risk assessment as described on page 10 of this proxy statement.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and the related narrative disclosures, which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL NO. 5 — Advisory Vote on the Frequency of the Advisory Vote on the Compensation of The Gap, Inc.’s Named Executive Officers

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to determine whether the advisory vote on the compensation of the Company’s named executive officers should occur every one, two, or three years.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors believes that submitting the advisory vote on executive compensation to shareholders on an annual basis is appropriate for the Company and its shareholders at this time.

The proxy card provides shareholders with four choices (every one, two, or three years, or abstain).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY “ONE YEAR”.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 21, 2011, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days (1)	Total	% of Class (2)
Directors and Named Executive Officers
Adrian D. P. Bellamy	59,105	62,388	121,493	*
Domenico De Sole	6,458	45,709	52,167	*
Robert J. Fisher (3) (7)	109,135,768	65,084	109,200,852	18.7%
William S. Fisher (4) (7)	107,928,176	7,839	107,936,015	18.5%
Marka V. Hansen (5)	155,125	503,750	658,875	*
Bob L. Martin	41,195	32,450	73,645	*
Jorge P. Montoya	10,965	44,015	54,980	*
Glenn K. Murphy	151,261	1,600,000	1,751,261	*
Arthur Peck	161,581	487,500	649,081	*
Mayo A. Shattuck III	25,885	55,860	81,745	*
Sabrina L. Simmons	16,024	332,500	348,524	*
Katherine Tsang	0	7,090	7,090	*
J. Tom Wyatt	164,454	417,500	581,954	*
Kneeland C. Youngblood	11,427	17,450	28,877	*
All directors and executive officers, as a group (18 persons) (6)	128,143,544	4,087,219	132,230,763	22.5%
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (7)	81,000,000	0	81,000,000	13.9%
Doris F. Fisher (8)	38,944,083	0	38,944,083	6.7%
John J. Fisher (7) (9)	119,072,140	0	119,072,140	20.4%
AllianceBernstein L.P. (10)	36,716,778	0	36,716,778	6.3%
Blackrock, Inc. (11)	37,324,826	0	37,324,826	6.4%
ESL Group (12)	34,970,601	0	34,970,601	6.0%

Footnotes
(1)

Reflects stock options exercisable and stock units vesting within 60 days after March 21, 2011. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 15.

(2)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.
(3)

Includes 2,639,502 shares held jointly by Robert J. Fisher and his spouse, 17,657,263 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Robert J. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 7 below and the note regarding various Fisher family holdings immediately following this table. Amounts shown do not include 121,855 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

Footnotes (continued)

(4)	Includes 647,709 shares held jointly by William S. Fisher and his spouse, 18,028,021 shares held by William S. Fisher as trustee under certain trusts including 17,661,007 shares for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which William S. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 7 below and the note regarding various Fisher family holdings immediately following this table. Amounts shown do not include 160,659 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.
(5)	Ms. Hansen ceased to be an executive officer of the Company in February 2011.
(6)	Reflects the information above as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to Robert J. Fisher and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table.
(7)	The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares.
(8)	Doris F. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares.
(9)	Includes 22,104,728 shares held by John J. Fisher as trustee under certain trusts including 17,662,714 shares for which voting and investment power is shared, 20,000 shares beneficially owned through limited partnerships over which John J. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 7 above and the note regarding various Fisher family holdings immediately following this table. Amounts shown do not include 40,450 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.
(10)	The Schedule 13G filed with the SEC by AllianceBernstein L.P. on February 9, 2011 indicates that, as of December 31, 2010, AllianceBernstein L.P. has sole power to direct the voting of 29,414,361 shares, and the sole power to direct the disposition of 36,688,852 shares. AllianceBernstein L.P. has shared power to dispose of or direct the disposition of 27,926 shares. The address of AllianceBernstein L.P., as reported in its Schedule 13G, is 1345 Avenue of the Americas, New York, New York, 10105.
(11)	The Schedule 13G filed with the SEC by Blackrock, Inc. on January 21, 2011 indicates that, as of December 31, 2010, Blackrock, Inc. has sole power to direct the voting of, and the sole power to direct the disposition of, 37,324,826 shares. The address of Blackrock, Inc., as reported in its Schedule 13G, is 40 East 52nd Street, New York, New York 10022.
(12)	The Schedule 13G filed with the SEC by ESL Partners, L.P., ESL Investors, L.L.C., Tynan, LLC, RBS Partners, L.P., ESL Investments, Inc., Edward S. Lampert and William C. Crowley (“ESL Group”) on February 14, 2011 indicates that, as of February 3, 2011, ESL Partners, L.P. has sole power to direct the voting of, and the disposition of, 20,457,406 shares, ESL Investors, L.L.C. has sole power to direct the voting of, and the disposition of, 6,612,310 shares, Tynan, LLC has the sole power to vote 40,934 shares, RBS Partners, L.P. has the sole power to direct the voting of, and the disposition of, 27,071,716 shares, ESL Investments, Inc. has the sole power to direct the voting of, and the disposition of, 27,071,716 shares, Edward S. Lampert has the sole power to direct the voting of 34,929,667 shares and the sole power to direct the disposition of 27,163,026 shares, and William C. Crowley has the sole power to vote 40,934 shares. The address of ESL Group, as reported in its Schedule 13G, is 200 Greenwich Avenue, Greenwich, Connecticut 06830.

Note Regarding Various Fisher Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the table above. The 81,000,000 shares held by Fisher Core Holdings L.P. (see footnote 7 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher (that is, there are only 81,000,000 shares rather than 324,000,000 shares). In addition, the shares described in footnotes (3), (4) and (9) above for which voting and investment power is shared by Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher actually represent an aggregate of 26,490,492 shares, rather than 52,980,984 shares, as a result of that shared voting and investment power. For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 25.3% of outstanding shares for Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 32.0% of outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. The Company notes that, due to an administrative error, Robert Fisher and Adrian Bellamy each reported a transaction seven days late on a Form 4. The transactions involved the issuance to each of Mr. Fisher and Mr. Bellamy, on May 10, 2010, of dividend equivalent rights representing 87 shares of our common stock. In addition, the Company notes that due to an administrative error, Robert Fisher reported a transaction seven days late on a Form 4. The transaction involved Mr. Fisher’s exercise of a stock option to purchase 1,189 shares of our common stock on January 28, 2011. These transactions did not result in any liability under Section 16(b) of the Exchange Act. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2010 all other Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Summary of Fiscal 2010

Fiscal 2010 was a challenging year for many parts of the global economy and for the consumers who comprise our customer base. Unemployment in our core North American market remained high and consumers continued to be focused on value and cautious about spending, which directly impacted our business. Having completed a strong year relative to our expectations in fiscal 2009, we entered fiscal 2010 seeing some improvement in the economic climate but facing significant uncertainty as to whether, when and to what extent conditions would improve further. While top-line performance for the year improved, delivering our first positive annual comparable store sales in 7 years, in most cases we did not achieve our incentive compensation earnings targets, which were set at a level that required meaningful improvement from fiscal 2009 levels. As a result, payouts under our incentive plans for fiscal 2010 performance were substantially lower than for fiscal 2009. Although we did not achieve these relatively aggressive goals in most cases, there were a number of noteworthy successes during the year:

•	We increased diluted earnings per share by 19% while making substantial investments in our growth initiatives.

•	We grew net sales by 3%.

•	We returned $2.2 billion to our shareholders in the form of dividends and share repurchases.

•

We made significant progress on our growth and other initiatives that are expected to lead to long-term value creation for shareholders, including the remodeling of a significant number of Old Navy stores, opening of our first stores in China and Italy, entry into four new markets with our franchise business, and the expansion of our online business globally.

In the first quarter of fiscal 2010, we made compensation decisions that were intended to (i) support continued motivation and retention of executives, (ii) recognize some improvement in the operating environment and strong fiscal 2009 performance while considering continued economic uncertainty, and (iii) drive improved performance in fiscal 2010 and beyond. These actions included:

•	Base salaries. The CEO’s base salary was restored to the 2008 level. Other than a modest increase granted to the CFO, we did not increase executive base salaries.

•

Annual bonuses. We set fiscal 2010 performance targets at a level that required meaningful improvement from fiscal 2009 levels. Our performance against these goals, with the exception of our Global Outlet organization, resulted in bonus payouts below target levels. In March 2010, the CEO was awarded a special bonus in light of extraordinary performance in fiscal 2009 and the impact that the fiscal 2009 voluntary base salary reduction had on his potential bonus.

•

Long-Term Incentives. We introduced the new Long-Term Growth Program (“LGP”) to replace our performance stock award program. In March 2010, we granted multi-year performance share grants to executives under the LGP and stock options to executives other than the CEO.

The performance shares that were granted under the LGP represent only an opportunity for the executive to earn actual shares of the company’s stock if they achieve certain performance goals over three years. Based on fiscal 2010 performance, if executives were to achieve target performance in years two and three of the three-year performance period (fiscal 2011 and 2012), actual awards earned would be below the target number of shares other than for the Global Outlet organization. For our CEO, realized compensation for fiscal 2010 was substantially lower than fiscal 2009 if the unrealized value of this performance share grant is excluded.

•	Stock Ownership Requirements. Increased stock ownership requirements were introduced at the beginning of fiscal 2010.

These actions are described more fully below.

Overall, we believe the executive compensation program met each of our compensation objectives. Gap Inc. compensation practices reflect our strong governance principles and commitment to shareholder value creation. For example:

•	Our compensation programs are heavily weighted toward performance with limited perquisites, no supplemental executive retirement plan (SERP), and conservative severance benefits.

•	We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

•	We have executive stock ownership requirements and an incentive compensation recoupment (“clawback”) policy covering our executives.

•	None of our executives are entitled to tax gross-up payments other than on relocation related payments that are also generally available to other employees.

•	We have not re-priced stock options nor do we intend to without seeking shareholder approval.

•	We have no incentive compensation arrangements for executives that create potential material risk for the Company, based on a risk assessment as described on page 10 of this proxy statement.

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented environment;

•	Support our business strategy by motivating and rewarding achievement of annual and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Encourage executive stock ownership.

Our program rewards executives for achievement of corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing returns to long-term shareholders. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard. We also provide our executives with benefits and limited perquisites that are available to a broader group of employees or intended to maximize productivity.

The use and weight of each compensation element is based on the judgment of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) regarding the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the structure of these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels, to emphasize the importance of performance-based compensation.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using “tally sheets”, which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing market compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past and to ensure appropriate scope and complexity relative to the Company. Because the size of the peer group companies varies considerably, regression analysis is used where appropriate to adjust the compensation data for differences in company revenues.

The peer group is reviewed by the Committee each year. The peer group used in 2010 was comprised of the companies listed below and largely retained peers from the prior year with a few changes to better align with Gap Inc.’s talent market. The result was the removal of Colgate-Palmolive, Johnson & Johnson, and Proctor & Gamble as they are less comparable and there has been little recent competition for executive talent with these companies. Ann Taylor, Liz Claiborne and Talbots were removed to maintain the balance between retail and consumer products companies, and Aeropostale was added. We believe these changes result in a better overall peer group with median revenue and other characteristics that are comparable to the Company’s.

Abercrombie & Fitch Aeropostale American Eagle Outfitters Avon Products Best Buy Children’s Place Retail Stores Coach Coca-Cola Costco Wholesale Estee Lauder Companies Disney Fortune Brands	General Mills J.C. Penney J. Crew Kellogg Kimberly-Clark Kohl’s Levi Strauss Limited Brands Macy’s McDonald’s Nike Nordstrom	PepsiCo Polo Ralph Lauren Ross Stores Sears Holdings Staples Starbucks Target TJX Companies Williams-Sonoma YUM! Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Watson, an international consulting company. The surveys provide levels of base salary, annual incentives, and long-term incentive grant values in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee uses the market survey data as a frame of reference, along with the tally sheet data, to inform compensation decisions but compensation is not set to meet specific benchmarks or percentiles.

In conducting its analysis and determining compensation, the Committee also considers these factors:

•	Business and talent strategies;

•	The nature of each executive’s role;

•	Individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors);

•	Compensation history;

•	Future potential contributions by the executive;

•	Internal comparisons to other executives;

•	Comparisons of the value and nature of each compensation element to each other and in total;

•	Retention risk; and

•	Compensation at former employers, in the case of new hires.

The Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant. Significant weight is placed on the recommendations of the CEO for compensation other than his own. The Committee also reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards. While the factors outlined in this compensation analysis framework are considered during the Committee’s analysis, pay decisions are ultimately based on the judgment of the Committee.

Our performance against earnings goals during fiscal 2010 was below our expectations, and in most cases we did not meet targeted performance levels. Analysis for each compensation component and the decisions that were made are described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each executive using the factors described under “Compensation Analysis Framework” above and makes recommendations to the Committee about the structure of the compensation program and individual arrangements. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to advise the Committee periodically on the compensation program structure and individual compensation arrangements. The consultant was selected by the Committee and does not provide any other services to the Company. The consultant attends Committee meetings from time to time, presents an annual briefing on retail-industry compensation trends and developments, and also communicates with the Committee Chair outside of meetings as necessary. The consultant reports directly to the Committee, although the consultant meets with management from time to time to obtain information necessary to advising the Committee.

Base Salary

Base salaries are set at a level that the Committee believes will effectively attract and retain top talent, considering the factors described under “Compensation Analysis Framework” above. In addition, the Committee considers the impact of base salary changes on other compensation components where applicable. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed, but these effects are generally not considered when making base salary decisions. The Committee generally reviews base salaries for executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2010, and changes that occurred during the year.

Named Executive	Base Salary on 1/31/2010	Base Salary on 1/29/2011	Comments
Glenn Murphy	$1,500,000	$1,500,000	Mr. Murphy’s salary was restored to $1,500,000 for fiscal 2010 following a voluntary reduction to $1,275,000 for fiscal 2009 as part of our efforts to reduce costs.
Sabrina Simmons	$675,000	$725,000	Salary was increased in March 2010 as part of the annual review to position Ms. Simmons appropriately relative to other executives and peer group data.
Marka Hansen	$900,000	$900,000	Salary remained appropriate relative to peer group data and other executives.
Arthur Peck	$750,000	$750,000	Salary remained appropriate relative to peer group data and other executives.
J. Tom Wyatt	$900,000	$900,000	Salary remained appropriate relative to peer group data and other executives.

Annual Incentive Bonus

Fiscal 2010 Annual Bonus

The Company established an annual cash incentive bonus program for executives to motivate and reward achievement of financial and individual objectives and to provide a competitive total compensation opportunity. Mr. Murphy’s annual incentive bonus was based exclusively on earnings performance given his role as CEO and direct accountability for operating results, and his target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role relative to other executives. For executives other than Mr. Murphy, the annual incentive bonus continued to be based on two components:

1.	The earnings performance of the Company or a division of the Company (75% weight, given the importance of accountability for operating results).

2.	Subjective individual objectives (25% weight, to recognize results outside of earnings).

In setting the fiscal 2010 annual bonus structure, the Committee considered the Company’s business priorities and the factors described under “Compensation Analysis Framework” above. The table below describes the target annual bonus and potential payout range for each executive.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Base Salary
Glenn Murphy	150%	0 – 300%
Sabrina Simmons	75%	0 – 150%
Marka Hansen	75%	0 – 150%
Arthur Peck	75%	0 – 150%
J. Tom Wyatt	75%	0 – 150%

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”). The Committee approves threshold, target and maximum performance goals at the beginning of each performance period. Bonuses are paid under the financial performance component only if threshold goals are exceeded. The Committee may reduce (but not increase) earned bonuses under this component. Actual bonuses are generally paid in March.

Bonuses for financial performance for fiscal 2010 were based on earnings goals. Earnings before interest and taxes is used to measure both Company and division performance, in both cases subject to potential adjustment for certain items such as extraordinary and non-recurring items. The earnings measure was selected for fiscal 2010 because the Committee believed that earnings should continue to be the primary focus of executives and is a good measure of actual operating performance within their control and accountability. For fiscal 2010, we returned to annual performance measurement, instead of two six-month periods, in light of fiscal 2009 performance and some improvement in the economic environment and visibility for goal setting purposes.

The table below shows the fiscal 2010 earnings goals expressed as a percentage of fiscal 2009 actual results (as reported) that were established by the Committee. Although our overall fiscal 2009 business performance was well ahead of our expectations, earnings goals for fiscal 2010 were set at levels that required improvement from these strong results for executives to earn target payouts given an improving business climate and our expected performance at the time goals were established. Also shown are the actual earnings percentages achieved. No adjustments to the results were made other than the use of budgeted foreign exchange rates for the year for division executives to eliminate currency fluctuations at the division level.

Name	Company / Division	Threshold Earnings Goal as a Percentage of Fiscal 2009 Actual Earnings	Target Earnings Goal as a Percentage of Fiscal 2009 Actual Earnings	Maximum Earnings Goal as a Percentage of Fiscal 2009 Actual Earnings	Actual Fiscal 2010 Earnings Percentage Achieved After Adjustments
Glenn Murphy	Gap Inc.	99%	107%	124%	103%
Sabrina Simmons	Gap Inc.	99%	107%	124%	103%
Marka Hansen	Gap North America	105%	124%	136%	101%
Arthur Peck	Global Outlet	101%	104%	115%	110%
J. Tom Wyatt	Old Navy	103%	112%	123%	95%

Individual Objectives Component

Executives other than the CEO were eligible to receive bonuses based on individual and organizational objectives. At the beginning of the year, a set of over 30 objectives were established for each executive’s business unit or function(s). For fiscal 2010, these objectives consisted of initiatives centered on five key themes: (1) People, which included succession planning and employee engagement; (2) Product, which included pipeline speed, pricing and category management; (3) Stores, which included market share and product availability; (4) Leveraged Growth, which included global and innovation opportunities, and (5) Productivity and Cost Containment, which included expense management and productivity initiatives. In each case, there were additional specific subcategories of goals.

In addition to the organizational objectives listed above, each executive also had individual objectives specific to his or her role.

The extent to which these objectives were met, partially met, or exceeded was assessed qualitatively by the CEO at the end of the fiscal year. In this regard, while certain of the objectives had quantitative components, there was no formulaic link between the extent to which a particular objective was satisfied and the ultimate payout that an executive received. The CEO had the discretion to take only some of the goals into account, and could consider some of them more heavily than others. In addition, in judging each executive’s individual performance, the CEO took into account any additional initiatives and challenges that the executive faced over the course of the year. Payout amounts were then recommended to the Committee for consideration and approval.

Actual Bonuses

For fiscal 2010, target earnings goals applicable to each executive were not achieved in most cases and, as a result, payouts under the financial performance component were below target amounts except for Mr. Peck, whose payout was above the target amount because the target earnings goal for the Global Outlet division was exceeded. The table below describes the actual achievement levels for each component and the actual award earned for fiscal 2010.

Name	Actual Percentage Achieved: Financial Component	Actual Percentage Achieved: Individual Objectives Component	Actual Award
Glenn Murphy	76%	N/A	$1,719,140
Sabrina Simmons	76%	146%	504,654
Marka Hansen	0%	81%	136,688
Arthur Peck	164%	168%	926,593
J. Tom Wyatt	0%	113%	190,350

Special Bonus — CEO

In March 2010, the Committee discussed Mr. Murphy’s performance in 2009, noting that the Company’s financial performance was well above expectations, particularly in light of the severe economic downturn, and that the Company had made significant progress on strategic objectives over the course of the year. The Committee also noted that Mr. Murphy voluntarily reduced his salary for fiscal 2009 given a highly uncertain business environment and that this reduced his potential bonus for the year. Based on these considerations, the Committee awarded Mr. Murphy a special bonus of $635,000 in March 2010 in recognition of his extraordinary performance in fiscal 2009.

Long-Term Incentives

Stock-based long-term incentives create a direct link between executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of the members of our peer group, the Company does not have a pension plan, and we rely on long-term incentives to provide a substantial percentage of each executive’s potential retirement savings. Stock-based awards are granted under our 2006 Long-Term Incentive Plan, which has been approved by our shareholders. On February 17, 2011, the Plan was amended, restated, and renamed the 2011 Long-Term Incentive Plan (the “Plan”), subject to shareholder approval at the Annual Meeting. A description of the Plan is located on page 20 of this Proxy Statement.

Long-term incentives are typically granted annually to executives (or, in the case of new executives, at the time they join the Company). However, there may also be grants in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of performance goals, stock units. From time to time, the Committee also grants stock units that vest based on continued service with the Company specifically to promote retention.

In determining the long-term incentive structure and award amounts, the Committee considered the factors described under “Compensation Analysis Framework” above, including a review of each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution and accounting expense.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, we believe stock options are an important component of executive long-term incentive compensation, but that this component as a percentage of total long-term incentive value before consideration of any special grants should typically be weighted at less than 50% so that the majority of long-term incentive value at grant is placed on full-value awards subject to achievement of performance goals. Consistent with prior grant practice, the Committee approved grants of stock options in the first quarter of fiscal 2010 to executives other than the CEO. Awards made to Division Presidents and the CFO were of a similar size to each other and were larger than those made to other leadership team members based on their role in the organization and competitive practice.

2007 CEO New Hire Stock Options

When Mr. Murphy joined the Company in 2007, he was granted a combination of market and premium-priced stock options, each with long-term vesting schedules. Stock options were chosen based on the reasons described above, with half of the stock options granted at $18.91 per share, which represented a 15% premium to the stock price on the grant date, so that Mr. Murphy could recognize no value from this portion of the grants until shareholders had a 15% return. In determining the size of the awards, the Committee decided that granting equity-based awards of significant size at the beginning of Mr. Murphy’s employment with long-term vesting schedules would create a powerful performance incentive and help ensure sustainability of results. In light of this, no stock options were granted to Mr. Murphy in fiscal years 2008 to 2010.

Stock Units

A portion of long-term incentives is delivered in units representing full-value shares of our stock to drive performance, promote retention and foster a long-term ownership perspective. Unlike stock options, full-value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus executives on sustaining the value of the Company. In general, we believe the grant or vesting of a significant percentage of full-value shares for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from prior employment in the case of new hires. However, to balance the Company’s performance, retention, and ownership objectives, in the past we have granted stock units or other full-value shares that vest only for continued service with the Company and we may do so in the future.

Prior to 2010, executives (other than the CEO) were eligible to earn stock units payable in Company shares based on achievement of annual performance goals (“performance stock awards”). However, beginning in 2010, performance stock awards were replaced by the performance shares that are described below. The last performance stock awards were earned for fiscal 2009 and granted in March 2010.

Performance Shares

2007 CEO New Hire Performance Shares

When Mr. Murphy joined the Company in 2007, in addition to a combination of market and premium priced stock options as described above, he was granted performance shares. Performance shares were chosen to focus Mr. Murphy directly on sustained improvements in financial performance, and to further link his compensation to shareholder returns and sustaining the value of the Company. Cumulative net earnings was selected as the performance measure for the performance shares, because net earnings is widely followed as a performance indicator by investors, is straightforward and simple, and cumulative performance against this metric is generally correlated to long-term shareholder returns.

Mr. Murphy’s performance shares are based on the achievement of cumulative reported net earnings goals for fiscal years 2008 through 2011 described below, subject to adjustment for certain extraordinary items and other non-recurring events. Cumulative net earnings through fiscal 2010 prior to any adjustments was $3.3 billion.

Potential CEO Performance Shares

Cumulative net earnings for fiscal 2008 through 2011	Award
Less than $4.164 billion	None
Equal to or greater than $4.164 billion but less than $4.467 billion	500,000 shares
Equal to or greater than $4.467 billion but less than $5.011 billion	1,000,000 shares
Equal to or greater than $5.011 billion but less than $5.860 billion	1,500,000 shares
Equal to or greater than $5.860 billion	2,000,000 shares

Long-Term Growth Program

During 2009, the Committee reviewed the long-term incentive structure for the executive leadership team with the objective of better promoting sustained improvement in financial performance and long-term value creation for shareholders, while taking into account the inherent difficulty in setting long-term performance goals in the volatile retail industry, particularly at a division level. After considering the factors described under “Compensation Analysis Framework” above and the Company’s compensation objectives, the Committee approved a new Long-Term Growth Program (the “LGP”), which replaced the annual performance stock awards (for executives other than the CEO, who was not eligible for this program) for future performance periods beginning in 2010. The Committee determined that it was important for the CEO to participate in the LGP with other executives to ensure strategic alignment of incentives, in light of his strong performance, and to promote long-term retention. The key features of the program are described below:

•

Each executive is eligible to receive an annual performance share award. Performance shares give the executive the right (subject to Committee discretion to reduce but not increase awards) to receive a number of shares of our stock based on achievement against performance goals during a specified performance period. Actual shares earned, if any, will vary based on achievement of the performance goals.

•

The number of actual shares earned is based on two performance metrics: 1) average attainment of separate annual earnings goals (determined at the beginning of each fiscal year) over a three-year period, measured at the division level for Division Presidents and the corporate level for those with company-wide responsibilities, and 2) attainment of cumulative company earnings goals set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual earnings attainment is 0% to 250%. The award is modified up or down by up to 20% (for a maximum opportunity of 300%) based on the level of attainment of the cumulative company earnings goal.

•	If earned, 50% of the award is payable at the end of the three-year performance period, and the remaining 50% is subject to a one-year vesting schedule based on continued service with the Company.

The strategic rationale for selecting performance shares was to link the executives’ compensation to changes in our stock price and returns to our shareholders over an extended period, helping to balance risks and potential rewards. The use of average attainment of annual earnings goals over a three-year period, coupled with the use of a cumulative earnings measure at the Company level over this time frame, maintains our ability to set realistic goals at the division level while creating focus on results over a longer time horizon and a stronger linkage to overall long-term company results for all executives. The maximum potential award was increased to create a greater incentive to improve results over the long term, as well as to retain executives by creating a stronger financial opportunity for superior performance over a sustained period.

The Committee believes that the LGP strikes an appropriate balance between meeting our compensation objectives and establishing performance goals over a timeframe that is realistic, and will appropriately reward executives for superior financial performance and shareholder returns over the long-term.

The table below describes the potential payout range as a percentage of the target award for the fiscal 2010-2012 performance period. The target number of shares was determined using our closing stock price on the date of grant and a percentage of base salary for each executive, with the exception of Mr. Murphy, whose award was based on a review of his current vested and unvested long-term incentives, including potential scenarios for what would be earned under previously granted performance shares, and the Committee’s judgment on the amount required to continue to motivate and retain him. The performance share grants represent only an opportunity to earn actual shares of the Company’s stock based on achievement of performance goals over three years. The associated amount listed in the Summary Compensation Table under Stock Awards is the grant date fair value for accounting purposes, which is the required disclosure under SEC rules, not the compensation actually realized by each executive. For example, based on 2010 performance, the actual award Mr. Murphy would earn would be below the target number of shares, even if target performance in years two and three of the three-year performance period were achieved. The same threshold, target, and maximum earnings goals described above under “Fiscal 2010 Annual Bonus” applied to the first year of performance. All payments are in shares at vesting and dividends are not paid or accrued on unvested shares.

Name	Percentage of Base Salary	Target Number of Performance Shares	Potential Payout Range as Percentage of Target Shares
Glenn Murphy	N/A	250,000	0 – 300%
Sabrina Simmons	100%	31,426	0 – 300%
Marka Hansen	100%	39,011	0 – 300%
Arthur Peck	100%	32,509	0 – 300%
J. Tom Wyatt	100%	39,011	0 – 300%

In February 2011, Ms. Hansen ceased to be an executive officer of the Company. As a result, the performance shares in the table above were cancelled.

Long-Term Incentive Grant Practices

It has been our practice to grant long-term incentives to executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant long-term incentives on other dates to newly hired executives and periodically in connection with promotions or for special recognition and retention. Grants are typically approved by the Committee at a meeting and are effective on the meeting date or, if approved by unanimous written consent, the date of the last signature on the consent. However, the effective date for new hires is no earlier than the first day of employment. Grants to employees below the Vice President level are approved by the CEO or Committee Chair on a monthly basis using authority delegated by the Committee, typically for new employees hired in the prior month.

All stock options granted to employees during fiscal 2010 had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. We have also used other vesting schedules to align with timing of compensation being forfeited at a prior employer or to align with critical retention periods. Executives generally must be employed on the vesting date to exercise stock options. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to executives other than the CEO have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer. Executives generally must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied.

Stock Ownership Requirements for the Executive Leadership Team

In 2004, we adopted minimum stock ownership requirements for certain executive positions to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the company. Each covered executive had five years from December 1, 2004 (or from the first day named as a covered executive, if later) to reach the requirement.

During 2009, the Committee reviewed the stock ownership requirements and, based on a review of peer group practices and to further link executives to shareholder returns and sustaining the long-term health of the Company, made the following changes, effective January 31, 2010. As of January 29, 2011, all covered executives had either met the new shares requirement in the table below or had remaining time to do so.

	Previous Requirements (shares)	New Requirements (shares)

CEO	150,000	300,000

Division President	50,000	75,000

Corporate Executive Vice President	25,000	40,000

In addition, the Committee also (1) instituted a requirement for other members of the executive leadership team to own 20,000 shares, (2) eliminated unearned, performance-based stock incentives as a qualifying form of ownership, and (3) implemented a provision requiring executives not meeting the requirement to retain 50% of after-tax shares acquired through stock compensation programs until the requirement is reached.

A complete description of the requirements, including accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links). The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including prohibiting short sales and prohibiting executives subject to the ownership requirements from entering into transactions intended to hedge their ownership interest, up to the amount of the ownership requirement.

Benefits and Perquisites

Medical, dental, life and disability insurance and other benefits that are available to all full-time headquarter employees are available to executives. The following additional benefits and limited perquisites are also available to executives, with no related tax gross-ups for any associated taxable income:

•

Financial planning services of approximately $13,500 to $21,500 per year based on when the executive initiated use of the services and cost to the Company. These services are provided because executives typically have more complex financial planning requirements and we have determined that this is an effective attraction and retention tool (more limited financial counseling services are available generally to employees at lower levels).

•	Employees at the Director level and above, including executive officers, are provided life insurance coverage while actively employed of three times base salary up to a maximum of $2 million.

•

Highly compensated employees are eligible to participate in the Gap Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer a percentage of their base salaries and bonuses on a pre-tax basis. The Company does not make matching contributions to participant deferrals other than a 100% match for base salary deferrals, limited to an amount up to 4% of the excess base pay over the amount that can be taken into account under the Company’s 401(k) plan. This match is intended to provide the same proportionate level of benefit received by participants not impacted by the limit. The Deferred Compensation Plan was implemented for participants to help meet retirement savings goals given our lack of a defined benefit pension plan, and to assist in efficient tax planning. No above-market or preferential interest rates are available on deferred compensation.

•

Under the Company’s Gift Match Program, available to all employees, contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. For fiscal 2010, the limit for our named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000.

•

Mr. Murphy was provided limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company (the cost in 2010 was $105,313). The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of income for stock options, stock units, and performance shares.

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is the Company’s preference to qualify executive compensation under Section 162(m) where we determine it is consistent with the Company’s interests and compensation objectives. Our compensation plans have generally been designed to permit awards that qualify under Section 162(m). However, the individual objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance stock awards, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any executive with tax gross ups or other reimbursement for tax amounts the executive might be required to pay under Section 4999.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of IRS regulations.

Recovery and Adjustments to Awards

Subject to the approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Post-Termination Arrangements

CEO

The terms of Mr. Murphy’s post-termination severance benefits were determined through the course of arms-length negotiations of his employment agreement. As part of these negotiations, the Committee considered competitive practice at selected peer group companies and general industry, accounting and tax implications, and the potential benefits that could be received at multiple future points in time using a wealth accumulation analysis. We entered into the termination of employment provisions in order to address competitive concerns when Mr. Murphy was recruited by providing fixed compensation amounts that would offset the potential risk of joining the Company and foregoing other opportunities. Enhanced benefits in the case of a change of control of the Company were also included for the same reasons and to help ensure retention of Mr. Murphy and continuity in the case of a potential or actual change of control. The Committee determined based on its analysis that the benefits and structure were well within normal competitive practice, reasonable and appropriate for the circumstances, and were necessary to attract Mr. Murphy to the Company. The provisions are described in more detail on page 58. In addition, while compensation decisions affect potential payouts under severance arrangements, this generally did not affect decisions on other compensation elements as these severance provisions may never come into effect.

Executives Other Than the CEO

We have historically evaluated severance benefits for executives on a case by case basis, with no formal plan in which all executives participate. Severance arrangements are intended to provide income security in case of an involuntary termination other than for cause. Severance typically includes base salary continuation, payments in lieu of health and welfare benefits continuation, outplacement services and continued financial planning services. Severance payments typically stop or are reduced if the executive secures other employment. The Company may also grant severance benefits as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests.

In 2008, the Committee approved the severance benefits described on page 59 for certain executives in the case of an involuntary termination other than for cause prior to February 12, 2012. As part of its review, the Committee analyzed the same factors described above for the CEO and used its judgment in determining the level of benefits that would provide reasonable income security. These arrangements provide no tax gross up or enhanced benefits in the case of a change of control of the Company. The Committee believes that, based on its analysis, the benefits are appropriate and conservative relative to peer group practices. In addition, while compensation decisions affect potential payouts under severance arrangements, this generally did not affect decisions on other compensation elements as these severance provisions may never come into effect.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2011 and the Proxy Statement for the 2011 Annual Meeting of Shareholders.

Adrian D.P. Bellamy (Chair)

Bob L. Martin

Domenico De Sole

Summary Compensation Table

The following table shows compensation information for fiscal 2010, which ended January 29, 2011, for our CEO, CFO and the three other most highly compensated executive officers at year-end, as required under SEC rules (“named executive officers”). The table also shows compensation information for fiscal 2009 and fiscal 2008, which ended January 30, 2010 and January 31, 2009, respectively, for those named executive officers who also were named executive officers in either of those years.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)
Glenn Murphy	2010	$1,500,000	$635,000	$1,810,833	$0	$1,719,140	$0	$280,937	$5,945,910
Chairman and CEO	2009	1,275,000	0	0	0	3,598,908	0	163,382	5,037,290
	2008	1,500,000	0	0	0	3,016,397	0	834,434	5,350,831

Sabrina Simmons	2010	718,269	0	1,444,411	559,910	504,654	0	59,889	3,287,133
EVP and CFO	2009	675,000	0	2,007,301	712,890	923,191	0	59,623	4,378,005
	2008	675,000	0	331,059	902,355	698,861	0	36,566	2,643,841

Marka Hansen	2010	900,000	0	602,870	503,919	136,688	0	59,474	2,202,951
Former President, Gap NA	2009	900,000	0	1,959,682	594,075	331,452	0	58,382	3,843,591
	2008	900,000	0	862,610	1,052,748	1,265,625	0	70,012	4,150,995

Arthur Peck	2010	750,000	0	1,435,133	559,910	926,593	0	55,975	3,727,611
President, Gap NA	2009	750,000	0	1,561,027	594,075	943,490	0	57,506	3,906,098
	2008	702,060	0	2,773,378	601,570	822,453	0	58,993	4,958,454

J. Tom Wyatt	2010	900,000	0	2,006,883	671,892	190,350	0	97,575	3,866,700
President, Old Navy	2009	900,000	0	660,460	712,890	1,318,444	0	125,889	3,717,683
	2008	790,110	0	1,573,880	902,355	984,375	0	113,394	4,364,114

Footnotes

(1)

For fiscal 2009, Mr. Murphy volunteered to reduce his salary by 15 percent, to $1,275,000, which also reduced the amount he was eligible to receive under the Company’s annual bonus program. For fiscal 2010, Mr. Murphy’s salary returned to $1,500,000.

Effective March 21, 2010, Ms. Simmons’ annual salary was increased from $675,000 to $725,000. The amount in this column reflects the prorated payment of her new salary.

(2)	Based on Mr. Murphy’s performance and voluntary salary reduction in fiscal 2009, the Compensation and Management Development Committee awarded Mr. Murphy a special bonus of $635,000 in March 2010, as further described on page 41 of the Compensation Discussion and Analysis section.

(3)

This column reflects the aggregate grant date fair value for awards of stock during fiscal 2010, 2009 and 2008, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers. For 2010, this column includes the grant date fair value of the target number of shares that may be earned under the Company’s Long-Term Growth Program (described on page 43 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2010) of a three-year performance period. The total grant date fair value of these Long-Term Growth Program awards if maximum performance conditions are achieved over the entire three-year performance period is as follows: Mr. Murphy ($16,297,500), Ms. Simmons ($2,048,661), Mr. Peck ($2,119,262) and Mr. Wyatt ($2,543,127). Ms. Hansen is not entitled to earn any shares under the Long-Term Growth Program following the termination of her service as an executive officer in February of 2011. Please refer to Note 8, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2011 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2010 and 2009 Proxy Statements for information on awards actually granted in fiscal 2010, 2009 and 2008.

Footnotes (continued)

(4)	This column reflects the aggregate grant date fair value for awards of stock options during fiscal 2010, 2009 and 2008, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers. Please refer to Note 8, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2011 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2010 and 2009 Proxy Statements for information on awards actually granted in fiscal 2010, 2009 and 2008.

(5)	The amounts in this column reflect the non-equity amounts earned by the named executive officers under the Company’s annual incentive bonus plan.

(6)	No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings.

(7)	The amounts shown in the All Other Compensation column are detailed in the following table.

Name	Fiscal Year	Personal Use of Airplane (a)	Financial Counseling (b)	Tax Payments (c)	Deferred Compensation Plan Match (d)	401(k) Plan Match (e)	Disability Plan (f)	Life Insurance (g)	Relocation (h)	Gift Matching (i)	Other (j)	Total
Glenn Murphy	2010	$105,313	$13,542	$0	$49,161	$10,298	$1,255	$1,368	$0	$100,000	$0	$280,937
	2009	91,894	13,500	0	42,238	9,302	1,255	1,368	0	3,825	0	163,382
	2008	211,244	17,075	88,782	16,185	12,523	1,255	1,026	477,044	9,300	0	834,434

Sabrina Simmons	2010	0	13,542	0	18,700	10,024	1,255	1,368	0	15,000	0	59,889
	2009	0	16,000	0	17,200	9,800	1,255	1,368	0	14,000	0	59,623
	2008	0	14,000	0	0	10,828	1,255	1,083	0	9,400	0	36,566

Marka Hansen	2010	0	13,542	0	26,200	9,449	1,255	1,368	0	7,660	0	59,474
	2009	0	13,500	0	26,200	9,449	1,255	1,368	0	6,610	0	58,382
	2008	0	13,500	0	26,800	10,079	1,255	1,368	0	17,010	0	70,012

Arthur Peck	2010	0	13,542	0	20,200	9,610	1,255	1,368	0	10,000	0	55,975
	2009	0	13,500	0	20,200	9,783	1,255	1,368	0	11,400	0	57,506
	2008	0	13,500	0	18,304	9,581	1,255	1,353	0	15,000	0	58,993

J. Tom Wyatt	2010	0	13,542	326	26,200	9,800	1,255	1,368	22,284	22,800	0	97,575
	2009	0	13,500	1,810	26,200	9,800	1,255	1,368	46,496	25,460	0	125,889
	2008	0	13,500	4,026	21,477	11,029	1,255	1,368	42,109	18,630	0	113,394

Footnotes

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $200,000 for fiscal 2010 and 2009, and $400,000 for fiscal 2008 in incremental cost to the Company). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane and are calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(c)	For Mr. Murphy, reflects tax reimbursement payments related to personal use of the Company airplane ($20,605 in fiscal 2008) and tax reimbursement related to relocation expenses paid for him in connection with his and his family’s moves from Canada to California ($68,177 in fiscal 2008). After fiscal 2008, Mr. Murphy was no longer eligible for tax reimbursement related to his personal use of the Company’s airplane.

For Mr. Wyatt, reflects tax reimbursement related to payments to him under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006.

Footnotes (continued)

(d)	These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2010), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts reflect premium payments for executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month. On July 1, 2008, this plan was terminated and executives were only eligible to receive the same benefits available to benefits-eligible employees generally.

(g)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

(h)	For Mr. Murphy, these amounts reflect reimbursements paid for Company housing and relocation expenses related to his and his family’s moves from Canada to California.

For Mr. Wyatt, the amounts reflect payments made to him under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006. Under the program, the amount of the subsidy and time period during which payments will be made are determined by a formula that takes into account the relative difference in housing costs between the two locations. In Mr. Wyatt’s case, payments will be made for 5 years following his start date with the Company.

(i)	These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2010, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000. These amounts also reflect payments made pursuant to our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000. The annual gift match eligibility limits are based on the executive’s original donation date; however, in some cases the Company does not process the executive’s match request until the next fiscal year. To ensure that all gift match amounts are reported, the reported amounts are based upon the date that the executive requests a match from the Company. As a result, in some cases the reported amount appears higher than the gift match eligibility.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2010, which ended on January 29, 2011. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn Murphy	N/A	—	—	$2,250,000	$4,500,000	—	—	—	—	—	—	—
	3/15/10	3/15/10	—	—	—	37,500	83,333	250,000	—	—	—	$1,810,826
Sabrina Simmons	3/15/10	3/15/10	—	—	—	—	—	—	—	100,000	$23.07	559,910
	3/15/10	3/15/10	—	—	—	—	—	—	55,058	—	—	1,216,782
	N/A	—	$134,675	538,702	1,077,404	—	—	—	—	—	—	—
	3/15/10	3/15/10	—	—	—	4,713	10,475	31,426	—	—	—	227,622
Marka Hansen	3/15/10	3/15/10	—	—	—	—	—	—		90,000	23.07	503,919
	3/15/10	3/15/10	—	—	—	—	—	—	14,493	—	—	320,295
	N/A	—	168,750	675,000	1,350,000	—	—	—	—	—	—	—
	3/15/10	3/15/10	—	—	—	5,851	13,004	39,011	—	—	—	282,577
Arthur Peck	3/15/10	3/15/10	—	—	—	—			—	100,000	23.07	559,910
	3/15/10	3/15/10	—	—	—	—	—	—	54,283	—	—	1,199,654
	N/A	—	140,625	562,500	1,125,000	—	—	—	—	—	—	—
	3/15/10	3/15/10	—	—	—	4,876	10,836	32,509	—	—	—	235,466
J. Tom Wyatt	3/15/10	3/15/10	—	—	—	—	—	—	—	120,000	23.07	671,892
	3/15/10	3/15/10	—	—	—	—	—	—	78,023	—	—	1,724,308
	N/A	—	168,750	675,000	1,350,000	—	—	—	—	—	—	—
	3/15/10	3/15/10	—	—	—	5,851	13,004	39,011	—	—	—	282,577

Footnotes

(1)	The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2010 performance period under the Company’s annual incentive bonus plan, further described on page 39 of the Compensation Discussion and Analysis section. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives component of the annual incentive bonus plan, described on page 40. The potential threshold payment amount assumes 0% achievement of the individual objectives component. Each named executive officer received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity
Incentive Plan Compensation.”

(2)	The amounts shown in these columns reflect, in shares, the threshold, target and maximum amounts for year 1 (fiscal 2010) of a three-year performance period under the
Company’s Long-Term Growth Program, further described on page 43 of the Compensation Discussion and Analysis section. Potential payouts are based on the applicable interpolated award values between the threshold, target, and maximum payout levels. The potential awards are performance-based and, therefore, completely at risk. The total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period for each named executive is as follows: Mr. Murphy (250,000), Ms. Simmons (31,426), Mr. Peck (32,509) and Mr. Wyatt (39,011). Ms. Hansen is not entitled to earn any shares under the Long-Term
Growth Program following the termination of her service as an Executive Officer in February 2011.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 8,
“Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2011 for the relevant assumptions used to determine the valuation of our stock and option awards. For fiscal 2010, the grant date fair value of the Equity Incentive Plan Awards is based on the closing price of a share of our stock on the date that the awards were granted less future expected dividends during the vesting period ($21.73), multiplied by the target number of shares that may be earned with respect to year 1 (fiscal 2010) of a three-year performance period. The value of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period for each named executive (based on the $21.73 price noted above) is as follows:
Mr. Murphy ($16,297,500), Ms. Simmons ($2,048,661), Mr. Peck ($2,119,262) and Mr. Wyatt ($2,543,127). Ms. Hansen is not entitled to earn any shares under the Long-Term
Growth Program following the termination of her service as an Executive Officer in February 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2010, which ended on January 29, 2011.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Glenn Murphy	800,000	1,200,000	(A)	—	$16.44	8/3/2017	—		—	—		—
	800,000	1,200,000	(A)	—	18.91	8/3/2017	—		—	—		—
	—	—		—	—	—	—		—	500,000	(A)	$9,600,000
	—	—		—	—	—	—		—	37,500	(B)	720,000
Sabrina Simmons	55,000	—		—	21.55	3/8/2014	—		—	—		—
	35,000	—		—	22.42	3/11/2015	—		—	—		—
	30,000	—		—	17.84	3/13/2016	—		—	—		—
	75,000	75,000	(B)	—	19.68	3/17/2018	—		—	—		—
	37,500	112,500	(C)	—	11.77	3/16/2019	—		—	—		—
	—	100,000	(D)	—	23.07	3/15/2020	—		—	—		—
	—	—		—	—	—	8,776	(A)	$168,499	—		—
	—	—		—	—	—	150,000	(B)	2,880,000	—		—
	—	—		—	—	—	30,753	(C)	590,458	—		—
	—	—		—	—	—	55,058	(D)	1,057,114	—		—
	—	—		—	—	—	—		—	4,713	(B)	90,490
Marka Hansen	2,500	—		—	17.62	4/2/2011	—		—	—		—
	124,500	—		—	14.27	10/19/2011	—		—	—		—
	50,000	—		—	15.42	4/8/2012	—		—	—		—
	30,000	—		—	12.87	3/7/2013	—		—	—		—
	375,000	—		—	17.46	6/3/2013	—		—	—		—
	200,000	—		—	20.48	3/23/2014	—		—	—		—
	20,000	—		—	22.42	3/11/2015	—		—	—		—
	130,000	—		—	22.42	3/11/2015	—		—	—		—
	130,000	—		—	17.84	3/13/2016	—		—	—		—
	87,500	87,500	(E)	—	19.68	3/17/2018	—		—	—		—
	—	93,750	(F)	—	11.77	3/16/2019	—		—	—		—
	—	90,000	(G)	—	23.07	3/15/2020	—		—	—		—
	—	—		—	—	—	22,866	(E)	439,027	—		—
	—	—		—	—	—	100,000	(F)	1,920,000	—		—
	—	—		—	—	—	76,465	(G)	1,468,128	—		—
	—	—		—	—	—	14,493	(H)	278,266	—		—
	—	—		—	—	—	—		—	5,851	(B)	112,339

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Arthur Peck	200,000	—		—	21.38	5/2/2015	—		—	—		—
	125,000	—		—	17.84	3/13/2016	—		—	—		—
	50,000	50,000	(h)	—	19.68	3/17/2018	—		—	—		—
	31,250	93,750	(i)	—	11.77	3/16/2019	—		—	—		—
	—	100,000	(j)	—	23.07	3/15/2020	—		—	—		—
	—	—		—	—	—	25,000	(i)	480,000	—		—
	—	—		—	—	—	12,327	(j)	236,678	—		—
	—	—		—	—	—	37,500	(k)	720,000	—		—
	—	—		—	—	—	100,000	(l)	1,920,000	—		—
	—	—		—	—	—	40,567	(m)	778,886	—		—
	—	—		—	—	—	54,283	(n)	1,042,234	—		—
	—	—		—	—	—	—		—	4,876	(b)	$93,619
J. Tom Wyatt	200,000	—		—	18.26	3/20/2016	—		—	—		—
	75,000	75,000	(k)	—	19.68	3/17/2018	—		—	—		—
	37,500	112,500	(l)	—	11.77	3/16/2019	—		—	—		—
	—	120,000	(m)	—	23.07	3/15/2020	—		—	—		—
	—	—		—	—	—	8,146	(o)	156,403	—		—
	—	—		—	—	—	62,500	(p)	1,200,000	—		—
	—	—		—	—	—	59,473	(q)	1,141,882	—		—
	—	—		—	—	—	78,023	(r)	1,498,042	—		—
	—	—		—	—	—	—		—	5,851	(b)	$112,339

Footnotes
(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
	(a)	Options vest 400,000 on 8/3/2011, 400,000 on 8/3/2012 and 400,000 on 8/3/2013.
	(b)	Options vest on 37,500 on 3/17/2011 and 37,500 on 3/17/2012.
	(c)	Options vest 37,500 on 3/16/2011, 37,500 on 3/16/2012 and 37,500 on 3/16/2013.
	(d)	Options vest 25,000 on 3/15/2011, 25,000 on 3/15/2012, 25,000 on 3/15/2013 and 25,000 on 3/15/2014.
	(e)	Options vest 43,750 on 3/17/2011 and 43,750 on 3/17/2012.
	(f)	Options vest 31,250 on 3/16/2011, 31,250 on 3/16/2012 and 31,250 on 3/16/2013
	(g)	Options vest 22,500 on 3/15/2011, 22,500 on 3/15/2012, 22,500 on 3/15/2013 and 22,500 on 3/15/2014.
	(h)	Options vest 25,000 on 3/17/2011 and 25,000 on 3/17/2012.
	(i)	Options vest 31,250 on 3/16/2011, 31,250 on 3/16/2012 and 31,250 on 3/16/2013.
	(j)	Options vest 25,000 on 3/15/2011, 25,000 on 3/15/2012, 25,000 on 3/15/2013 and 25,000 on 3/15/2014.
	(k)	Options vest 37,500 on 3/17/2011 and 37,500 on 3/17/2012.
	(l)	Options vest 37,500 on 3/16/2011, 37,500 on 3/16/2012 and 37,500 on 3/16/2013.

Footnotes (continued)
	(m)	Options vest 30,000 on 3/15/2011, 30,000 on 3/15/2012, 30,000 on 3/15/2013 and 30,000 on 3/15/2014.
(2)	The exercise price of the options granted prior to fiscal 2007 was equal to the average of the high and low stock prices for our common stock as reported in New York Stock Exchange (NYSE) –Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price was determined using the closing price of the Company’s stock on the effective date of the grant.

(3)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):
	(a)	Award vests 8,776 on 3/17/2011.
	(b)	Award vests 75,000 on 3/16/2011 and 75,000 on 3/16/2012.
	(c)	Award vests 15,376 on 3/16/2011 and 15,377 on 3/16/2012.
	(d)	Award vests 27,529 on 3/15/2012 and 27,529 on 3/15/2013.
	(e)	Award vests 22,866 on 3/17/2011.
	(f)	Award vests 50,000 on 3/16/2011 and 50,000 on 3/16/2012.
	(g)	Award vests 38,232 on 3/16/2011 and 38,233 on 3/16/2012.
	(h)	Award vests 7,246 on 3/15/2012 and 7,247 on 3/15/2013.
	(i)	Award vests 25,000 on 3/17/2011.
	(j)	Award vests 12,327 on 3/17/2011.
	(k)	Award vests 37,500 on 8/20/2011.
	(l)	Award vests 50,000 on 3/16/2011 and 50,000 on 3/16/2012.
	(m)	Award vests 20,283 on 3/16/2011 and 20,284 on 3/16/2012.
	(n)	Award vests 27,141 on 3/15/2012 and 27,142 on 3/15/2013.
	(o)	Award vests 8,146 on 3/17/2011.
	(p)	Award vests 62,500 on 11/18/2011.
	(q)	Award vests 29,736 on 3/16/2011 and 29,737 on 3/16/2012.
	(r)	Award vests 39,011 on 3/15/2012 and 39,012 on 3/15/2013.
(4)	Represents the last closing price of our common stock as of January 28, 2011 ($19.20) multiplied by the number of stock awards.
(5)	(a) Represents the threshold number of shares that may be earned. The maximum number of shares that may be earned under this award is 2,000,000. Vesting of this award is contingent on achievement of cumulative earnings goals for fiscal years 2008 through 2011. In addition to the performance contingency, vesting of this award is contingent on continued service with the Company, and this restriction will lapse with respect to one-third of any earned shares on the fifth, sixth, and seventh year anniversaries of the grant date.

(b) Represents the threshold number of shares that may be earned under the Company’s Long-Term Growth Program (described on page 43 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2010) of a three-year performance period. The total number of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period for each named executive is as follows: Mr. Murphy (750,000), Ms. Simmons (94,278), Mr. Peck (97,527) and Mr. Wyatt (117,033). Ms. Hansen is not entitled to earn any shares under the Long-Term Growth Program following the termination of her service as an Executive Officer in February 2011. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2013, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

(6)	Represents the number of stock awards multiplied by the last closing price of our common stock as of January 28, 2011 ($19.20).

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2010, which ended on January 29, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn Murphy	0	$0	0	$0
Sabrina Simmons	0	0	83,775	1,728,141
Marka Hansen	31,250	358,403	138,434	2,800,298
Arthur Peck	0	0	99,827	2,000,370
J. Tom Wyatt	0	0	139,395	2,921,432

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2010, which ended on January 29, 2011.

Name	Executive Contribution in Fiscal 2010 ($) (1)	Registrant Contributions in Fiscal 2010 ($) (2)	Aggregate Earnings in Fiscal 2010 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2010 ($)	Aggregate Balance at Fiscal 2010 Year-End ($) (4)
Glenn Murphy	$60,000	$49,161	$37,915	$0	$347,091
Sabrina Simmons	21,548	18,700	3,397	0	84,395
Marka Hansen	27,000	26,200	214,521	0	3,882,826
Arthur Peck	39,519	20,200	172,813	0	1,033,584
J. Tom Wyatt	158,844	26,200	98,702	0	1,444,973

Footnotes
(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.

(2)

Footnote (7)(d) to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2010), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	In fiscal 2010, no above-market or preferential interest rate options were available on deferred compensation.

(4)

A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in the Proxy Statements for our 2007, 2008, 2009, and 2010 Annual Meetings.

Potential Payments Upon Termination

Severance Benefits — Glenn Murphy

On July 25, 2007, the Company and Glenn Murphy, our Chairman and CEO, executed an employment agreement in connection with Mr. Murphy joining the Company. The employment agreement was amended and restated on December 1, 2008 in response to Section 409A of the Internal Revenue Code (“Section 409A”), and was amended again on February 9, 2009 in connection with the change in Mr. Murphy’s salary described in the Compensation Discussion and Analysis section on page 38 (the “Employment Agreement”). The amended and restated Employment Agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The Employment Agreement generally provides the following severance benefits, contingent on Mr. Murphy signing a release of claims:

Without a Change in Control: If Mr. Murphy is involuntarily terminated without Cause, or Mr. Murphy terminates his employment for Good Reason or due to a Material Diminution of Responsibilities, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement), he will be eligible for:

i.	His then current salary for twenty-four months (the “severance period”). Severance period payments will cease if Mr. Murphy accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if he breaches his obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any cash compensation Mr. Murphy earns during the severance period from other employment or professional relationship with a non-competitor other than up to $500,000 per 12-month period earned for providing director and/or consulting services to a non-competitor while Mr. Murphy is unemployed.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years, subject to cessation or offset as noted under paragraph (i) above.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which he is receiving payments under paragraph (i) above.

iv.	Acceleration of 25% of the unvested portion of the stock options granted on his start date.

Following a Change in Control: If Mr. Murphy is involuntarily terminated without Cause in connection with or within twelve months after a Change in Control of the Company, he terminates his employment for Good Reason within twelve months after a Change in Control, or he terminates his employment due to a Material Diminution of Responsibilities within 30 days after the six month anniversary of a Change in Control (each as defined in the Employment Agreement), he will be eligible for:

i.	A lump sum equivalent to his then current salary for twenty-four months.

ii.	A prorated bonus in the year of termination if earned plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium.

iv.	Acceleration of any unvested portion of the stock options granted to him on his start date with the Company.

v.	If the termination is after fiscal 2009, acceleration of a portion of the performance share award granted to him on his start date with the Company if the prorated performance metrics set forth in that award have been met.

The table below shows the amounts that Mr. Murphy would have been eligible for in a non-Change in Control scenario and in a Change in Control scenario under the agreement described above, assuming that the termination occurred on January 29, 2011, the last day of our 2010 fiscal year.

Potential Severance Payment Eligibility for Glenn Murphy Assumes termination date of January 29, 2011
Description	No Change in Control (as defined in Employment Agreement)	Change in Control (as defined in Employment Agreement)
Cash Payments Related to Salary (1)	$3,000,000	$3,000,000
Cash Payments Related to Bonus	6,219,140	6,219,140
Health Benefits	24,648	24,648
Stock Option Vesting Acceleration (2)	915,000	3,660,000
Stock Award Vesting Acceleration (3)	0	14,400,000
Total	10,158,788	27,303,788

Footnotes
(1)	Does not include the deferred compensation that Mr. Murphy would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.
(2)

Reflects the value of all unvested stock options that would have become vested if Mr. Murphy had been terminated on January 29, 2011, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(3)

Reflects the value of a prorated portion of the performance share award granted to Mr. Murphy on his start date with the Company based on the last closing price of our common stock on January 29, 2011, and based on performance through fiscal 2010, as described on page 42 of the Compensation Discussion and Analysis section.

Severance Benefits — Sabrina Simmons, Marka Hansen, Arthur Peck, and J. Tom Wyatt

The Company entered into agreements with Ms. Simmons, Ms. Hansen, Mr. Peck and Mr. Wyatt providing for certain severance benefits in the case of an involuntary termination other than for Cause (as defined in the agreements). Ms. Simmons’ agreement was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2008. Ms. Hansen’s and Mr. Peck’s agreements were included as exhibits to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 12, 2007. Mr. Wyatt’s agreement was included as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on December 9, 2008.

The Company amended the severance provisions of the agreements described above in late 2008 in response to Section 409A and to extend certain severance benefits beyond a February 2009 expiration date. These amendments were included as exhibits to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The amended agreements generally provide that if the executive is terminated other than for cause prior to February 13, 2012, the executive will receive:

i.	The executive’s then current salary for eighteen months (the “severance period”). Severance period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any compensation the executive receives during the severance period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

The table below shows the amounts that Ms. Simmons, Mr. Peck and Mr. Wyatt would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 29, 2011, the last day of our 2010 fiscal year.

For Ms. Hansen, the table below shows the amounts that she is eligible to receive under the agreement described above as a result of the termination of her employment with the Company.

Potential Severance Payment Eligibility for Sabrina Simmons, Arthur Peck and J. Tom Wyatt assuming termination date of January 29, 2011 and Actual Severance Payment Eligibility for Marka Hansen
Description	Ms. Simmons	Ms. Hansen	Mr. Peck	Mr. Wyatt
Cash Payments (1)	$1,087,500	$1,350,000	$1,125,000	$1,350,000
Health Benefits	18,501	13,620	18,810	13,620
Financial Counseling	21,000	21,000	21,000	21,000
Total	1,127,001	1,384,620	1,164,810	1,384,620

Footnotes

(1)

Cash payments represent salary continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as set forth in the Nonqualified Deferred Compensation table above.

Death, Disability or Retirement

Each of our named executive officers is entitled to the following additional death, disability or retirement benefits:

i.	Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

ii.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

iii.	Upon retirement after the age of 60, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. None of our named executive officers was old enough to be eligible for retirement-based accelerated vesting as of January 29, 2011, the last day of our 2010 fiscal year.

iv.	Upon death, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death on January 29, 2011, the last day of our 2010 fiscal year.

Potential Accelerated Vesting Eligibility for Named Executive Officers Assuming the Executive had Died on January 29, 2011
Description	Mr. Murphy	Ms. Simmons	Ms. Hansen	Mr. Peck	Mr. Wyatt
Stock Option Vesting Acceleration (1)	$3,660,000	$835,875	$696,563	$696,563	$835,875
Stock Award Vesting Acceleration (2) (3)	0	3,638,957	3,827,155	4,135,565	2,498,285
Total	3,660,000	4,474,832	4,523,718	4,832,128	3,334,160

Footnotes

(1)

Reflects the value of all unvested stock options that would have become vested assuming the named executive officers had died on January 29, 2011, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(2)

Reflects the value of all unvested stock awards that would have become vested assuming the named executive officers had died on January 29, 2011, based on the last closing price of our common stock as of that date.

(3)

Mr. Murphy’s outstanding performance share awards would not have been eligible for accelerated vesting in the event that Mr. Murphy had died on January 29, 2011 because their performance conditions had not yet been satisfied. Accordingly, they are not included in this table.

Equity Compensation Plan Information

The following table provides information as of January 29, 2011 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2006 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders (1)	31,595,238	(2)	$18.44	46,322,568	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	5,343,329		18.62	825,587
Total	36,938,567		18.48	47,148,155

Footnotes

(1)	These plans consist of our 2006 Long-Term Incentive Plan (the “2006 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)	This number excludes 286,723 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2010 and ended on February 25, 2011, after the end of our 2010 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under our annual incentive bonus plan program because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant. This number includes the number of shares that could be earned under the Company’s Long-Term Growth Program (described on page 43 of the Compensation Discussion and Analysis section) if the maximum performance conditions are achieved over the entire three-year performance period.

(3)	This number includes 7,383,659 shares that were available for future issuance under the ESPP at the end of our 2010 fiscal year, including the 286,723 shares described in footnote 2, above. The number shown reflects the deduction of three shares from the Company’s share reserve for every one stock award at the time of grant, pursuant to the terms of the 2006 Plan.

(4)	These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

Our 2006 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan. Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 5,328,831 awards remained outstanding under the 2002 Plan as of January 29, 2011.

•	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was amended and restated effective as of December 9, 2003. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005. The Director Plan was intended to increase incentives and to encourage share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. A total of 14,498 stock options remained outstanding under the Nonemployee Director Deferred Compensation Plan as of January 29, 2011.

•	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan was intended to enable eligible employees in the United Kingdom to acquire shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees could purchase shares at a price equal to the lower of the market value of a share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a share on the New York Stock Exchange. We also provided each participant a match of one share for every seven shares purchased under the UK Plan. Participants generally had to hold any matching shares received under the UK Plan for at least three years. Participants paid for their share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 shares were reserved for issuance under the UK Plan. A total of 174,413 shares were issued under the UK Plan. The Company suspended use of the UK Plan after the November 1, 2010 purchase; however, it will maintain administration of the plan for the next five years until current participants can potentially release their stock tax-free under UK legislation.

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

The Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher, co-founder of the Company and Honorary Lifetime Member of the Board of Directors, a total of approximately 27,000 square feet of space in our One Harrison and Two Folsom San Francisco headquarter locations primarily to display portions of her personal art collection. Mrs. Fisher is the mother of Robert J. Fisher and William S. Fisher. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2010 was approximately $1 million. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

In November 2009, in connection with the Board of Directors’ authorization of a $500 million share repurchase program, we entered into purchase agreements with Robert J. Fisher and John J. Fisher. This program was completed in fiscal 2010. Approximately $20 million, or 4%, of the $500 million share repurchase authorization was purchased from members of the Fisher family.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

APPENDIX A

THE GAP, INC. 2011 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective as of May 17, 2011)

THE GAP, INC., having adopted The Gap, Inc. 2011 Long-Term Incentive Plan (formerly known as the “1996 Stock Option and Award Plan” and the “2006 Long-Term Incentive Plan”) (the “Plan”) effective as of March 26, 1996, and having amended the Plan on several subsequent occasions, hereby amends and restates the Plan in its entirety, effective as of May 17, 2011, as follows:

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1        Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, and Stock Units.

1.2        Purpose of the Plan. The Plan is intended to increase incentive and to encourage Share ownership on the part of Employees, Consultants and Nonemployee Directors. The Plan also is intended to further the growth and profitability of the Company and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

1.3        Duration. This amended and restated Plan is effective as of May 17, 2011, subject to shareholder approval at the 2011 Annual Meeting of Shareholders of the Company, and shall remain in effect thereafter unless terminated earlier under Section 11. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after February 16, 2021.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1        “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2        “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3        “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4        “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, or Stock Units.

2.5        “Award Agreement” means the written agreement (which may be electronic) setting forth the terms and conditions applicable to each Award granted under the Plan.

2.6        “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7        “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8        “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan. Unless otherwise determined by the Board, the Compensation and Management Development Committee of the Board shall constitute the Committee.

2.9        “Common Stock” means the common stock of the Company.

2.10      “Company” means The Gap, Inc., a Delaware corporation, or any successor thereto.

2.11       “Consultant” means any consultant, independent contractor, director of an Affiliate, or other person who provides significant services to the Company or an Affiliate, but who is neither an Employee nor a Director.

2.12      “Deferral Period” means the period of time during which Stock Units, Performance Units, or Performance Shares are subject to deferral limitations under Section 9.

2.13      “Determination Date” means, as to a Performance Period, the latest date possible that will not jeopardize an Award’s qualification as “performance-based compensation” under Section 162(m) of the Code.

2.14      “Director” means any individual who is a member of the Board.

2.15      “Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.16      “Dividend Equivalents” means a right entitling the Participant to receive amounts equal to the ordinary dividends paid on the Company’s Shares from time to time. The Committee shall determine at the time of grant whether Dividend Equivalents shall be settled in cash or Shares, the time or times at which they shall be settled, and such other vesting or forfeiture provisions and other terms and conditions as the Committee, in their sole discretion, deem appropriate. Notwithstanding the foregoing, (a) unless otherwise determined by the Committee, no Dividend Equivalents shall be granted to any Participant the Committee believes is likely to be a “covered employee” as defined under Code Section 162(m)(3) when taxable income is recognized pursuant to the Dividend Equivalent or its related Award to the extent such grant would cause the compensation represented by the Dividend Equivalent or its related Award not to constitute performance-based compensation under Section 162(m) of the Code, and (b) unless otherwise determined by the Committee, no Dividend Equivalent right shall be granted to the extent such grant could result in the payment of any tax under Code Section 409A.

2.17      “Employee” means any employee of the Company or an Affiliate. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Affiliate or (ii) transfers between locations of the Company or between the Company, any Affiliate, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.18      “Exchange Program” means a program established by the Committee (i) providing for the repurchase of outstanding and unexercised Options or Stock Appreciation Rights by the Company whether in the form of a cash payment or otherwise or (ii) under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award or awards under a different equity incentive plan, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.3 or any action taken in connection with a change in control transaction nor (ii) transfer or other disposition permitted under Section 10.5. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without stockholder approval.

2.19      “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.20      “Fair Market Value” means the fair market value of a Share on a particular date, as determined by the Committee in good faith. Unless otherwise determined by the Committee, the fair market value shall be the closing stock price of Shares as reported on the New York Stock Exchange (NYSE) on the relevant date (or, if no closing stock price is reported for the relevant date, on the last trading day for which a closing stock price of Shares is reported on the NYSE).

2.21      “Fiscal Year” means the fiscal year of the Company.

2.22      “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.23      “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.24      “Nonemployee Director” means a Director who is not an Employee.

2.25      “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.26      “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.27      “Parent” means a “parent corporation,” of the Company whether now or hereafter existing, as defined in Code Section 424(e).

2.28      “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.29      “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) pursuant to Section 5 to be applicable to a Participant with respect to an Award.

2.30      “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion during which performance objectives or other vesting criteria must be met.

2.31      “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.32      “Performance Unit” means an Award granted to a Participant pursuant to Section 9.5.

2.33      “Period of Restriction” means the period during which Shares of Restricted Stock, Unrestricted Stock, Stock Units, Performance Units, or Performance Shares are subject to forfeiture and/or restrictions on transferability and therefore, the Shares covered by the Award are subject to a substantial risk of forfeiture. As provided in Section 8 and 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.34      “Plan” means The Gap, Inc. 2011 Long-Term Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35      “Restricted Stock” means an Award granted to a Participant pursuant to Section 8.

2.36      “Retirement” shall, in the case of an Employee, have the meaning set forth in the Employee's Award Agreement; provided, however, that with respect to Awards granted prior to May 17, 2011, “Retirement” shall have the meaning set forth in GapShare (the Company’s “401(k)” plan) as of the Grant Date of the applicable Award. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement”. With respect to a Nonemployee Director, “Retirement” means a Termination of Service at or after the age of 72 or such other meaning provided by the Committee in an Award Agreement.

2.37      “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.38      “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39      “Shares” means the shares of the Company’s common stock, $0.05 par value.

2.40      “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 7 is designated as a SAR.

2.41      “Stock Unit” means an Award granted pursuant to Section 9.

2.42      “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.43      “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) and all non-U.S. taxes that are required to be withheld by the Company or the employing Affiliate, and (b) any other Company (or employing Affiliate) taxes the responsibility for which (i) the Participant has agreed to bear or (ii) where permitted by governing authorities outside the U.S., taxes the Company may choose to pass on to Participants, in each case with respect to the applicable Award (including on the grant, vesting or exercise thereof or purchase or issuance of Shares thereunder).

2.44      “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) reemployment of the individual by the Company or an Affiliate, or (ii) with respect to Awards (other than Incentive Stock Options) granted on or after January 28, 2003, engagement of the consulting services of the individual by the Company or an Affiliate; (b) in the case of a Consultant, a termination of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) re-engagement of the services of the individual by the Company or an Affiliate, or (ii) with respect to Awards granted on or after January 28, 2003, employment of the individual by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board, but excluding, with respect to Awards granted on or after May 17, 2011, any such cessation where there is a simultaneous (i) re-engagement of the services of the individual by the Company or an Affiliate, or (ii) employment of the individual by the Company or an Affiliate.

2.45      “Unrestricted Stock” means an Award granted to a Participant pursuant to Section 8.

SECTION 3

ADMINISTRATION

3.1        The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) “outside directors” under Code Section 162(m).

3.2        Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. Subject to the provisions of the Plan, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of such Awards or amendments thereto, (c) determine which Nonemployee Directors shall be granted Awards and the terms and conditions thereof, provided that such Awards shall be subject to Board approval if so required by the Committee Charter, (d) interpret the Plan and the Awards, (e) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Nonemployee Directors who are foreign nationals or employed outside of the United States, (f) implement an Exchange Program, (g) implement or permit (i) an action described in Section 4.3, and/or (ii) a transfer or other disposition permitted under Section 10.5, (h) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (i) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Shareholders of the Company. With respect to Nonemployee Directors, all references in the Plan to the Committee’s discretion shall be subject to this Section 3.2 and shall require Board approval if so required by the Committee Charter.

3.3        Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Code Section 162(m) or Rule 16b-3.

3.4        Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1        Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed the sum of (a) 123,341,342 and (b) the number of Shares (not to exceed 40,225,653) that remain available for grant under the Company’s 2002 Stock Option Plan as of the date of obtaining shareholder approval of the amended and restated Plan on May 9, 2006, (c) any Shares (not to exceed 28,019,786) that otherwise would have been returned to the 2002 Stock Option Plan after May 9, 2006 on account of the expiration, cancellation, or forfeiture of Awards granted thereunder, and (d) 25,000,000 Shares. For purposes of this Section 4.1, effective with respect to Awards granted on or after the date the Company's shareholders approve this amended and restated Plan, each Award other than an Option or SAR shall reduce the number of Shares available for Awards under the Plan by 2 Shares for each Share covered by the Award in lieu of the 3-to-1 Share counting rule that applied under the Plan prior to such date. With respect to SARs and Options, the number of Shares which shall cease to be available under the Plan shall equal the total number of Shares covered by each SAR or Option, as evidenced in the applicable Award Agreement. To the extent an Award under the Plan (other than a SAR or Option) is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan (and in the case of Options or SARs shall reduce the number of Shares available for issuance under the Plan by the number of Shares having a Fair Market Value equal to the cash delivered). Subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in this Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under Section 4.2. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2        Lapsed Awards. To the extent an Award expires or is cancelled without having been exercised, or is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, or Stock Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto plus the number of additional Shares, if any, that counted against Shares available for issuance under the Plan in respect thereof using the Share counting rule in effect at the time the applicable Award was granted will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the foregoing, and except with respect to shares of Restricted Stock that are forfeited rather than vesting, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the tax and/or exercise price of an Award will not become available for future grant or sale under the Plan.

4.3        Adjustments in Awards and Authorized Shares. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, reverse stock split, split-up, spin-off, Share combination, repurchase, or exchange of Shares or other securities of the Company or other significant corporate transaction, or other change affecting the Shares, the Committee shall adjust the number, kind and class of securities which may be delivered under the Plan, the number, class, kind and price of securities subject to outstanding Awards, and the numerical limits of Sections 6.1, 7.1.1, 8.1 and 9.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to equitably adjust such Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Notwithstanding the foregoing, all adjustments under this Section 4.3 shall be made in a manner that does not result in taxation under Code Section 409A.

SECTION 5

PERFORMANCE GOALS

5.1        Establishment of Performance Goals. For each Performance Period, on or before the applicable Determination Date, the Committee shall establish and set forth in writing the Performance Goals, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Goals, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more of the following objectively defined and non-discretionary factors preestablished by the Committee in accordance with Code Section 162(m): (a) comparable store sales growth; (b) earnings; (c) earnings per share; (d) return on equity; (e) return on net assets; (f) return on invested capital; (g) gross sales; (h) net sales; (i) net earnings; (j) free cash flow; (k) total shareholder return; (l) stock price; (m) gross margin; (n) operating margin; (o) market share; (p) inventory levels; (q) expense reduction; (r) employee turnover; and (s) any combination of the above.

5.2        Committee Discretion on Performance Goals. As determined in the discretion of the Committee, the Performance Goals for any Performance Period may to the extent consistent with the performance-based compensation exception under Code Section 162(m) (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. Awards that are not intended by the Company to comply with the performance-based compensation exception under Code Section 162(m) may take into account other factors (including subjective factors).

5.3        Adjustments. The impact of objectively defined and non-discretionary items (includable in one or more of the following categories) may be taken into account in any manner preestablished by the Committee in accordance with Code Section 162(m) when determining whether a Performance Goal has been attained: (a) changes in generally accepted accounting principles (“GAAP”); (b) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (c) the sale of investments or non-core assets; (d) discontinued operations, categories or segments; (e) legal claims and/or litigation and insurance recoveries relating thereto; (f) amortization, depreciation or impairment of tangible or intangible assets; (g) reductions in force or early retirement programs; (h) investments, acquisitions or dispositions; (i) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (j) natural catastrophes; (k) currency fluctuations; (l) stock based compensation expense; (m) early retirement of debt; (n) conversion of convertible debt securities; and (o) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

SECTION 6

STOCK OPTIONS

6.1        Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 18,000,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof; provided, however, that any Options granted to Consultants or Nonemployee Directors pursuant to this Section 6 shall be Nonqualified Stock Options.

6.2        Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3        Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

6.3.1     Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3.2     Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

6.3.3     Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4        Expiration of Options.

6.4.1     Expiration Dates. Except as set forth by the Committee in an Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a)        The date for termination of the Option set forth in the Award Agreement; or

(b)        The expiration of ten (10) years from the Grant Date; or

(c)        The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(d)        The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability or death; or

(e)        The expiration of one (1) year from the date of the Participant’s Retirement (except as provided in Section 6.8.2 regarding Incentive Stock Options).

6.4.2    Committee Discretion. The Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the term of the Option (subject to Section 6.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 6.4.2(b), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 6.4.2 shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

6.5        Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

6.6        Payment. Options shall be exercised by the Participant’s delivery of a notice of exercise in such form and manner as the Company may designate to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) by cashless or "net" exercise, or (c) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a notification of exercise in such form and manner as the Company may designate and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

6.7        Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

6.8        Certain Additional Provisions for Incentive Stock Options.

6.8.1     Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any

Employee during any calendar year (under all plans of the Company and its Subsidiaries or any Parent) shall not exceed $100,000. To the extent that the aggregate Fair Market Value of the Shares with respect to which an Option designated as an Incentive Stock Option exceeds this $100,000 limit, such Option will be treated as a Nonqualified Stock Option. For purposes of this Section 6.8.1, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

6.8.2    Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option). Unless otherwise determined by the Committee, any extension of the term or exercise period on an Option pursuant to this Section 6.8.2 shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

6.8.3    Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

6.8.4    Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d), owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1        Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Consultants, and Nonemployee Directors at any time and from time to time as shall be determined by the Committee, in its sole discretion.

7.1.1      Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 18,000,000 Shares.

7.1.2     Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The exercise price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. After a SAR is granted, the Committee, in its sole discretion, may accelerate the exercisability of the SAR.

7.2        SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.3        Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 also shall apply to SARs.

7.4        Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)        The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)        The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares of equivalent value or a combination thereof.

SECTION 8

RESTRICTED STOCK AND UNRESTRICTED STOCK

8.1        Grant of Restricted Stock and Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and Unrestricted Stock to Employees, Consultants, and Nonemployee Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 2,000,000 Shares of Restricted Stock or Unrestricted Stock.

8.2        Restricted Stock or Unrestricted Stock Agreement. Each Award of Restricted Stock or Unrestricted Stock shall be evidenced by an Award Agreement that shall specify any Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

8.3        Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4        Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 8.4.

8.4.1     General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its Affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

8.4.2     Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals during the Performance Period. The Performance Goals and Performance Period shall be set by the Committee on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate thereunder.

8.4.3     Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of the restrictions applicable to such Shares.

8.5        Removal of Restrictions. Except as may be provided in the Award Agreement, Restricted Stock shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 8.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to applicable laws. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

8.6        Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

8.7        Dividends and Other Distributions. During any Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

8.8        Return of Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 9

STOCK UNITS, PERFORMANCE UNITS, AND PERFORMANCE SHARES

9.1        Grant of Stock Units, Performance Units, or Performance Shares. Subject to the terms and provisions of the Plan, Stock Units, Performance Units, or Performance Shares may be granted to Employees, Consultants, and Nonemployee Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Stock Units, Performance Units, or Performance Shares granted to each Participant, provided that during any Fiscal Year no Participant shall receive Stock Units, Performance Units or Performance Shares having, in the aggregate, a grant date value (assuming maximum payout) greater than $20,000,000 or covering more than 2,000,000 Shares, whichever is greater.

9.2        Initial Value of Stock Units, Performance Units, or Performance Shares. Each Stock Unit and Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3        Award Agreement. Each Award of Stock Units, Performance Units, or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, Period of Restriction, Deferral Period (if any), and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4        Performance Objectives and Other Terms. The Committee shall set performance objectives, a Period of Restriction, Deferral Period, or other vesting criteria in its discretion which, depending on the extent to which they are met, will determine the number or value of Stock Units, Performance Units, or Performance Shares that will be paid out to the Participants. Each Award of Stock Units or Performance Units subject to a Deferral Period and each Award of Performance Shares subject to a Deferral Period shall be referred to herein as Deferred Units or Deferred Shares, respectively. Each Award of Stock Units subject to a Period of Restriction shall be referred to herein as a “Restricted Stock Unit.” The time period during which the Award is subject to deferral shall be the “Deferral Period”.

9.4.1     General Performance Objectives. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, upon continued employment or service with the Company and its Affiliates).

9.4.2     Section 162(m) Performance Objectives. For purposes of qualifying Awards of Stock Units, Performance Units, or Performance Shares as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may determine that the performance objectives applicable to Stock Units, Performance Units, or Performance Shares shall be based on the achievement of Performance Goals during the Performance Period. The Performance Goals and Performance Period shall be set by the Committee on or before the Determination Date. In granting Stock Units which are intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate thereunder.

9.4.3    Deferral of Awards. The Committee may set such terms and conditions for deferral of payment of an Award granted under this Section 9 in accordance with the following provisions or such other terms and conditions determined by the Committee in its sole discretion:

(a)        Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b)        Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than Fair Market Value on the Grant Date.

(c)        Deferral Period. Each grant shall provide that the Deferred Units and Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date (or such earlier time required for compliance with Code Section 409A), and any Award may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event. If the Deferral Period is to terminate on account of a change in control or other similar transaction or event, unless otherwise determined by the Committee, such change in control or other similar transaction or event must constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined in accordance with Section 409A(a)(2)(A)(v) of the Code and Treasury regulation Section 1.409A-3(i)(5)).

9.5        Earning of Stock Units, Performance Units, or Performance Shares. After the applicable Period of Restriction or Deferral Period has ended, the Participant shall be entitled to receive a payout of the number of Stock Units, Performance Units, or Performance Shares earned by the Participant over the Period of Restriction or Deferral Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting requirements have been achieved during the Performance Period.

9.6        Form and Timing of Payment. Except as otherwise set forth in an Award Agreement, payment of earned Stock Units, Performance Units, or Performance Shares shall be upon the expiration of the applicable Period of Restriction (subject to any deferral permitted under Section 10.9) or Deferral Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares, or a combination thereof.

9.7        Dividend Equivalents and Other Ownership Rights. During the Period of Restriction or Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Stock Units, Performance Units, or Performance Shares and shall not have any right to vote such Awards, but the Committee may, consistent with the requirements of Code Section 409A (including any exemption therefrom), on or after the Grant Date authorize the payment of Dividend Equivalents on such shares or units in cash or additional Shares on a current, deferred or contingent basis.

9.8        Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Stock Units, Performance Units, or Performance Shares shall be forfeited to the Company, and, except as otherwise determined by the Committee, the Shares covered thereby again shall be available for grant of Awards under the Plan.

SECTION 10

MISCELLANEOUS

10.1      No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2      Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3      Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.4      Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.5      Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.4. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award granted on or after January 24, 2006, to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

10.6      No Rights as Stockholder. Except to the limited extent provided in Sections 8.6 and 8.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates (which may be in book entry form) representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.7      Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations. Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company the amount of such Tax Obligations within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares covered by such Award.

10.8      Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy Tax Obligations, in whole or in part by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted which have been held for such period of time required to avoid adverse accounting consequences. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, and to the extent necessary to avoid adverse accounting consequences not to exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. Except as otherwise determined by the Committee, the

Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld or remitted.

10.9      Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. In the event of such a deferral, the Committee, in its discretion, may provide that the payment of Dividend Equivalents attributable thereto shall be also deferred until such time as the Award will be settled in accordance with the Participant’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which rules and procedures shall comply with the requirements of Code Section 409A, unless otherwise determined by the Committee.

10.10    Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Shares or Stock Units. The number of Shares or Stock Units received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 10.10 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise determined by the Committee, the elections permitted under this Section 10.10 shall comply with Code Section 409A or an exemption therefrom.

10.11     Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

10.12     Code Section 409A. Unless otherwise determined by the Committee, each Award shall comply with Code Section 409A or an exemption therefrom, and the Committee shall comply with Code Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 10 and taking or permitting such other actions under the terms of the Plan that would otherwise result in a deferral of compensation subject to Code Section 409A.

SECTION 11

AMENDMENT AND TERMINATION

11.1       Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 12

LEGAL CONSTRUCTION

12.1       Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2      Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3      Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4      Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.5      Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

12.6      Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

This Proxy Statement is printed on paper manufactured from
well-managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used
throughout. We encourage you to recycle this document when
you are finished with it.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4, and for every 1 YEAR for Item 5.

1. Election of directors:	01 Adrian D.P. Bellamy	06 Jorge P. Montoya	☐	Vote FOR	☐	Vote WITHHELD
	02 Domenico De Sole	07 Glenn K. Murphy		all nominees		from all nominees
	03 Robert J. Fisher	08 Mayo A. Shattuck III		(except as marked)
	04 William S. Fisher	09 Katherine Tsang
	05 Bob L. Martin	10 Kneeland C. Youngblood

ò    Please fold here – Do not separate     ò

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending January 28, 2012.	☐	For	☐	Against	☐	Abstain

3. Approval of the Amendment and Restatement of The Gap, Inc. 2006 Long-Term Incentive Plan.	☐	For	☐	Against	☐	Abstain

4. Approval, on an advisory basis, of the overall compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

5. Approval, on an advisory basis, of the frequency for an advisory vote on the overall compensation of the Company’s named executive officers.	☐ 1 Year ☐ 2 Years		☐ 3 Years		☐	Abstain

6. Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4, AND FOR EVERY 1 YEAR FOR ITEM 5.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Proxy

Annual Meeting of Shareholders – May 17, 2011

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glenn Murphy, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 17, 2011 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT – This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2, 3 AND 4, AND FOR EVERY 1 YEAR FOR PROPOSAL 5, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/gps Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 16, 2011.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 16, 2011.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.